AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 2000
                                                     REGISTRATION NO. 333-37962

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                               ----------------

                                AMENDMENT NO. 1
                                       TO
                                   FORM S-3
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                                 eGlobe, INC.
            (Exact name of registrant as specified in its charter)



           DELAWARE                         7389                   13-3486421
    (State of Incorporation)   (Primary Standard Industrial     (I.R.S. Employer
                                Classification Code Number)   Identification No.)

                               ----------------
                             1250 24th Street, NW
                             Washington, DC 20037
                                (202) 822-8981
(Address,  including  zip  code,  and  telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                                  John Hughes
                                General Counsel
                                 eGlobe, Inc.
                             1250 24th Street, NW
                             Washington, DC 20037
                                (202) 822-8981
(Name,  address,  including zip code, and telephone number, including area code, of registrant's agent for service)
                               ----------------
                                  Copies to:
                            Steven M. Kaufman, Esq.
                            Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                            Washington, D.C. 20004
                                (202) 637-5600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and from time to time as determined by market conditions.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------
If this Form is a post-effective amendment filed pursuant Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------
If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ----------------
                        CALCULATION OF REGISTRATION FEE


              TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM   PROPOSED MAXIMUM
                 SECURITIES TO BE                  AMOUNT TO BE    OFFERING PRICE       AGGREGATE         AMOUNT OF
                    REGISTERED                      REGISTERED        PER UNIT        OFFERING PRICE   REGISTRATION FEE
     Common Stock, par value $.001 per share(1)     75,102,516        $ 4.0031         $300,642,882      $ 78,167.15

* The registrant hereby files this Form S-3 to register additional shares of common stock and pursuant to Rule 429 amends its registration statement on Form S-1 (No. 333-78299). A total of 19,517,243 shares of common stock were registered on such registration statement for which the registrant paid a registration fee equal to $19,153.05.


(1) In addition to the shares set forth in this table, this Registration Statement also covers an indeterminate number of shares of common stock that may be issuable upon conversion of the Series P Preferred Stock and the Series Q Preferred Stock and upon the exercise of related warrants to purchase common stock due exclusively to stock splits, stock dividends and similar transactions in accordance with Rule 416. The registrant has included a good faith estimate of the number of additional shares of common stock that may be issued pursuant to the market adjustment features of the Series P Preferred Stock and the Series Q Preferred Stock.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JULY _____, 2000



                               94,619,759 SHARES

                                 EGLOBE, INC.

                                 COMMON STOCK


     This prospectus relates to the possible offer and sale from time to time of up to 94,619,759 shares of our common stock by the selling stockholders identified in this prospectus. The shares to be sold consist of currently outstanding common stock and shares of common stock which may be issued by us upon conversion or exercise of currently outstanding convertible securities and warrants. We will not receive any proceeds from the sale of such shares, but we will receive proceeds from the exercise of warrants to purchase common stock to the extent that such common stock is included in the shares registered in the registration statement of which this prospectus is a part.

                               ----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.

                               ----------------

     See page 14 for a table listing the selling stockholders and setting forth certain information with respect to each selling stockholder.

     The selling stockholders may offer the shares in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, prices related to prevailing market prices, privately negotiated prices or fixed prices, which may be changed. See "Plan of Distribution" beginning on page 38 for a more detailed discussion of the intended methods of sale.

                               ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this prospectus is July   , 2000.

THE  INFORMATION  IN  THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     If it is against the law in any state to make an offer to sell the shares (or to solicit an offer from someone to buy the shares), then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

     You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                  -----
Our Corporate Name ............................................     3
Cautionary Note Regarding Forward-Looking Statements ..........     3
Risk Factors ..................................................     4
About eGlobe ..................................................    12
Use of Proceeds ...............................................    13
Selling Stockholders ..........................................    14
Description of Capital Securities .............................    22
Plan of Distribution ..........................................    38
Legal Matters .................................................    40
Experts .......................................................    40
Where You Can Find More Information ...........................    40

                               OUR CORPORATE NAME

     We are incorporated in the State of Delaware under the corporate name of eGlobe, Inc. Formerly, we were known as Executive Telecard, Ltd. Our common stock is quoted on the Nasdaq National Market under the symbol "EGLO."

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." We cannot promise that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors."

                                 RISK FACTORS

     We caution you that our performance is subject to risks and uncertainties. There are a variety of important factors like those that follow that may cause our future results to differ materially from those projected in any of our forward-looking statements made in this prospectus or otherwise.

SINCE EARLY 1999 WE HAVE SIGNIFICANTLY INCREASED OUR OUTSTANDING SHARES OF CAPITAL STOCK AND YOU LIKELY WILL SUFFER FURTHER DILUTION.

       Since December 1998, we issued 15 separate series of convertible preferred stock, five of which have not been eliminated and two of which remain outstanding. We also granted warrants to providers of bridge loans, the former IDX stockholders, investors in various financings and the lender in a $20 million debt placement. As a result, the number of shares of common stock on a fully-diluted basis has increased from 17.8 million shares as of November 1, 1998 to 117.1 million shares as of July 20, 2000. These figures assume conversion of all preferred stock and convertible debt, exercise of all options (other than employee and director options) and warrants and achievement of all earnout provisions related to acquisitions by companies acquired as of July 20, 2000. To arrive at these figures, we have made a good faith estimate of the number of shares of common stock that may be issued upon conversion of all preferred stock (based on the current market price of our common stock), and have made a good faith estimate of the number of shares of common stock that may be issued pursuant to earnout provisions (assuming all targets and thresholds of the earnout provisions are reached). The actual number of shares of common stock issuable upon conversion of the convertible preferred stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among others, the future market price of our common stock. The actual number of shares of common stock issuable upon achievement of the earnout provisions is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among others, the acquired companies' achievement of certain revenue and EBITDA targets and the market price of our common stock at the date the registration statement of which this prospectus is a part is declared effective by the SEC. This increase in the number of outstanding shares of our capital stock has resulted in a significant reduction in the respective percentage interests of eGlobe and voting power held by our stockholders other than those purchasing additional stock in the recent financings. We expect to issue additional shares of capital stock in connection with further financings, acquisitions and joint ventures which could further increase substantially the number of outstanding shares of our common stock on a fully-diluted basis.


THE CONVERSION OF OUTSTANDING PREFERRED STOCK MAY HAVE A SIGNIFICANT NEGATIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.


       As of July 20, 2000, 15,000 shares of Series P Preferred Stock and 4,000 shares of Series Q Preferred Stock were issued and outstanding. If converted on July 20, 2000, the Series P Preferred Stock and Series Q Preferred Stock would have been convertible into approximately 9,375,000 shares of common stock, but this number of shares could become significantly greater in the event of a decrease in the trading price of the common stock.

         The conversion price at which the preferred stock converts into common stock adjusts based upon the market price of our common stock. As a result, if the market price declines, the conversion price also declines and the more common stock the holder will get upon conversion. If the market price of our common stock is low enough, the number of shares could be substantially greater and could exceed 25% or even more of our common stock as of July 20, 2000.

       The following table shows the total number of shares of common stock that would be issuable upon conversion of Series P Preferred Stock and Series Q Preferred Stock using various ranges of potential conversion prices and the percentage those shares would represent of our outstanding common stock assuming we received stockholder approval to issue 20% or more of our common stock as of July 20, 2000.




                 Conversion    Shares         % of
                  Price       Issuable    Shares O/S
                -----------  -----------  ----------
                  $1.00       25,523,000     26.3%
                  $1.50       17,016,000     17.5%
                  $2.75        9,375,000      9.6%
                  $5.00        5,081,000      5.2%
                  $8.00        3,182,000      3.2%
                  $12.04       2,125,000      2.1%




       To the extent the selling stockholders convert their preferred stock and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert their convertible preferred stock into greater amounts of common stock, the sales of which could further depress the stock price. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could encourage short sales by the selling stockholders and others. This could place further downward pressure on the price of the common stock. When the Series P Preferred

Stock and Series Q Preferred Stock are converted, other stockholders could experience a significant reduction in their respective interests and voting power in eGlobe.

REDEMPTION OF OUR OUTSTANDING PREFERRED STOCK MAY HAVE A SIGNIFICANT NEGATIVE EFFECT ON OUR OPERATIONS.


       Holders of shares of the Series P Preferred Stock and the Series Q Preferred Stock have the right to force us to redeem outstanding shares of
Series P Preferred Stock and Series Q Preferred Stock under certain circumstances, including, among others, if our common stock is no longer listed on the Nasdaq National Market (as it currently is) or, in the alternative, on either the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange, or if we fail to timely honor conversions of Series P Preferred Stock and Series Q Preferred Stock. For both the Series P Preferred Stock and the Series Q Preferred Stock, the redemption value under such circumstances will be the greater of 120% of the sum of the purchase price, any penalties in arrears and a 5% effective yield or an amount based on the market price of shares of our common stock at the time of redemption.


     Additionally, holders of shares of the Series P Preferred Stock and Series Q Preferred Stock have the right to force us to redeem outstanding shares of Series P Preferred Stock and Series Q Preferred Stock that would be convertible into the number of shares of common stock above 7,157,063 shares (19.99% of our common stock on January 27, 2000) if the holder has already converted such preferred stock into at least 7,157,063 shares of common stock and we fail to obtain stockholder approval of our issuance of more than 20% of our outstanding common stock on January 27, 2000 upon conversion of the Series P Preferred Stock and the Series Q Preferred Stock. The holder has not converted any of the Series P Preferred Stock or the Series Q Preferred Stock or exercised the related warrants. If the Series P Preferred Stock or Series Q Preferred Stock are redeemed under such circumstances, the redemption value will be equal to $1,000 per share plus 5% per annum.



       Payment of the penalty fees and redemption of the Series P Preferred Stock and Series Q Preferred Stock will require a lump sum of cash, which if paid would require us to reallocate funds from other intended uses, including acquisitions of new businesses and development of new products. Accordingly, redemption of the Series P Preferred Stock and the Series Q Preferred Stock would negatively affect our ability to finance our current and future operations. We are currently unable to immediately pay the redemption value of the Series P Preferred Stock and Series Q Preferred Stock. If forced to redeem the Series P Preferred Stock and the Series Q Preferred Stock, the redemption would have a material adverse effect on our financial condition and business.


WE HAVE INCURRED SIGNIFICANT LOSSES AND WE MAY NOT BE ABLE TO BECOME PROFITABLE IN THE FUTURE.

       LOSSES. We incurred a net loss of $28.2 million for the three months ended March 31, 2000 and a net loss of $55.1 million for the year ended December 31, 1999, of which $22.1 million and $29.1 million, respectively, is primarily due to increased costs and expenses related to growth, acquisition costs and other non-cash charges. We continue to incur operating losses and are likely to report net losses for the next year, due in part to large non-cash charges for goodwill and other intangibles amortization and amortization of the value of warrants associated with financings.

       ABILITY TO BECOME PROFITABLE IN THE FUTURE. Our ability to achieve profitability and positive cash flow in the future depends upon many factors, including our ability to increase revenue while maintaining or reducing costs. A variety of factors, both external, which are beyond our control such as global pricing pressures, demand for services and general economic conditions and internal such as our ability to raise capital and upgrade technology, and maintain vendor and customer relationships, may keep us from succeeding in increasing or maintaining revenue or achieving or sustaining economies of scale and positive cash flow in the future, and our failure to do so could prevent or delay us from becoming profitable. If we do not become profitable in the future, the value of our shares could fall and we could have difficulty obtaining funds to continue our operations.

WE COULD BE REQUIRED TO CUT BACK OUR OPERATIONS IF WE ARE UNABLE TO OBTAIN NEEDED FUNDING.

       We estimate we will need to raise up to $20.0 million to have sufficient working capital to run our business, acquire assets and technology, repay indebtedness primarily incurred in connection with acquisitions, upgrade our facilities, develop new services, continue to fund certain anticipated operating losses and meet the cash obligations through March 31, 2001. To the extent that we spend more on acquisitions or service development, our need for additional financing will increase. Should we be unsuccessful in our efforts to raise additional capital, we will be required to curtail our expansion plans or we may be required to cut back or stop operations. There can be no assurance that we will raise additional capital or generate funds from operations sufficient to meet our obligations and planned requirements. It will be difficult to obtain funding if our stock price remains low.

WE HAVE BEEN, AND WILL CONTINUE TO BE, SUBJECT TO LARGE AND NON-CASH ACCOUNTING CHARGES.

       During the three months ended March 31, 2000 and twelve months ended December 31, 1999, we recorded significant charges totaling $22.1 million and $29.1 million, respectively. For the three months ended March 31, 2000, non-cash charges totaled $15.2 million, consisting primarily of $7.2 million in non-cash compensation expenses, $6.1 million for depreciation and amortization, $1.1 million in allowances for bad debt and $0.8 million in amortization of debt discount. In addition, we incurred expenses of $2.5 million directly related to our merger with Trans Global. For December 31, 1999, non-cash charges totaled $23.3 million, consisting primarily of $12.2 million for depreciation and amortization, $5.2 million for amortization of debt discount, $2.4 million for allowance for bad debt, $1.9 million on loss on early retirement of debt and $1.6 million in non-cash compensation expenses.

       The following table lists the estimated non-cash charges that we expect to continue to incur for the remaining quarters of 2000 and for the years ending December 31, 2001 and 2002. We are unable to predict on a going forward basis other non-cash charges such as amortization of debt discount on future debt financing and acquisition expenses related to future unidentified acquisitions.



                                    (IN MILLIONS)
                          REMAINING
                            2000         2001         2002
                         ----------   ----------   ----------
Depreciation and
  amortization            $  12.1      $  15.7      $  14.7
Deferred compensation
  related to stock
  options                     6.0          3.9          1.7
Amortization of debt
  discount                    2.1          2.9          1.4
                          -------      -------      -------
Total                     $  20.2      $  22.5      $  17.8


WE MAY NOT EFFECTIVELY MANAGE TRANS GLOBAL AND WE MAY NOT SUCCESSFULLY INTEGRATE THE BUSINESS OF TRANS GLOBAL INTO OUR ORGANIZATION.


       Managing Trans Global as part of our organization is critical to the potentially beneficial impact of our recently completed acquisition. Trans Global's business could decrease or stagnate if we do not effectively manage Trans Global as an integral part of our organization. We may have difficulty integrating Trans Global, assimilating the new employees and implementing reporting, monitoring and forecasting procedures. In addition, the continuing integration of Trans Global may divert management attention from our existing businesses and may result in additional administrative expense.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES INTO OUR OPERATIONS, WHICH COULD SLOW OUR GROWTH.


       Since December 1998, we have completed nine acquisitions or joint ventures. Completed acquisitions and joint ventures include:

       o IDX, a voice over Internet protocol company, in December 1998;

       o UCI, a calling card services company in Greece, in December 1998;

       o Telekey, a card based provider of enhanced communications services, in February 1999;

       o the assets of Connectsoft, a developer of unified messaging software, in June 1999;

       o Swiftcall, the owner of a network operating center, in July 1999;

       o iGlobe, a supplier of Internet protocol services, particularly voice over Internet protocol in the Latin American market effective on August 1, 1999 and closing on October 14, 1999;

       o  a joint  venture to operate ORS, a  transaction  support  services and
          call  center,  with  Outsourced   Automated  Services  and  Integrated
          Solutions, in September 1999;

       o Coast, a provider of enhanced long-distance interactive voice and Internet services, in December 1999; and

       o Trans Global, a provider of long distance telephone service, in March 2000.

       As a result of these acquisitions and joint venture we added 163 employees and 13 operating locations. This does not include call center representatives leased under a services contract for ORS who are neither employees of eGlobe or ORS. We may have difficulty integrating these companies, assimilating the new employees and implementing reporting, monitoring and forecasting procedures. In addition, the continuing integration of these companies may divert management attention from our existing businesses and may result in additional administrative expense. We acquired these companies subject to a variety of existing obligations. Moreover, in our due diligence investigation of these companies, we may not have discovered all matters of a material nature relating to these companies and their businesses.

WE DEPEND ON THE COMPANIES WE ACQUIRE TO EXPAND OUR MARKETS, OPERATIONS, NETWORKS AND SERVICES.

       As part of our business strategy, we will continue to evaluate strategic acquisitions of businesses and to pursue joint ventures principally relating to our current operations. These transactions commonly involve certain risks, including, among others, that:

       o we may experience difficulty in assimilating acquired operations, services, products and personnel, which may slow our revenue growth;

       o we may not be able to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures and policies; and

       o we may not be able to locate or acquire appropriate companies at attractive prices.

       Expected benefits from future acquisitions may not be realized, revenues of acquired companies may be lower than expected, and operating costs or customer loss and business disruption may be greater than expected.

       Additional acquisitions may require additional capital resources. We may not have timely access to additional financing sources on acceptable terms. If we do not, we may not be able to expand our markets, operations, facilities, network and services through acquisitions as we intend.

WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO COMPETE EFFECTIVELY AGAINST COMPANIES WITH GREATER RESOURCES THAN US, WHICH COULD RESULT IN LOWER REVENUES.

       Our industry is intensely competitive and rapidly evolving. The communications industry is dominated by companies much larger than us such as AT&T, Worldcom and British Telecom, with much greater name recognition, larger customer bases and financial, personnel, marketing, engineering, technical and other resources substantially greater than ours. Some of these companies that we compete against have longstanding monopolies in some jurisdictions and receive preferential treatment from their local government. To the extent that these companies offer services similar to and priced competitively with our services, there likely would be a negative effect on our pricing which would result in lower revenues. In addition, several other companies, such as ITXC, iBasis and GRIC Communications, have offered or have announced intentions to offer enhanced communications services similar to certain of the enhanced services we plan to offer. To the extent that such entities are successful in offering superior services or introducing credible service offerings before we do, we likely would be adversely affected and such effects could be material. We expect new types of products and services not yet announced or available in the marketplace to be developed and introduced which will compete with the services we offer today and plan to offer.

RAPID TECHNOLOGICAL AND MARKET CHANGES CREATE SIGNIFICANT RISKS FOR US.

       Communications technology is changing rapidly. These changes influence the demand for our services. We need to be able to anticipate these changes and to develop new and enhanced products and services quickly enough for the changing market. We, like others in our industry, believe it will be necessary to offer a suite of enhanced business communications services, and that those companies which do not offer acceptable services in a timely manner will not be able to compete successfully. We may not be able to keep up with rapid technological and market changes and we may not be able to offer acceptable new services in a timely manner to be able to compete successfully. In addition, others may develop services or technologies that will render our services or technology noncompetitive or obsolete.

IF WE FAIL TO CREATE AND MAINTAIN STRATEGIC RELATIONSHIPS WITH INTERNATIONAL CARRIERS, OUR REVENUES WILL DECLINE.

       Relations with international carriers enable us to offer additional services that we cannot offer on our own and to offer our services to a larger customer base than we could otherwise reach through our direct marketing efforts. We believe international relationships and alliances are important and that such relationships will be even more important as providers add new services. Our success depends in part on our ability to maintain and develop such relationships, the quality of these relationships and the ability of these strategic partners to market services effectively. Our failure to maintain and develop such relationships or our strategic partners' failure to market our services successfully could lower our sales, delay product launches and hinder our growth plans.

WE RELY ON IP VOICE TELEPHONY, THE REGULATION OF WHICH IS CHANGING AND UNCERTAIN AND MAY NEGATIVELY AFFECT OUR BUSINESS.

       Since IP telephony is a recent market development, the regulation of IP telephony is still evolving. A number of countries currently prohibit IP telephony. Other countries permit but regulate IP telephony. In the U.S., the FCC has stated that some forms of IP telephony appear to be similar to traditional telephone services, but the FCC has not decided whether, or how, to regulate providers of IP telephony. In addition, several efforts have been made to enact U.S. federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions also may retain intrastate jurisdiction and could initiate proceedings to regulate the intrastate aspects of IP telephony.

       If governments prohibit or regulate IP telephony we could be subject to a variety of regulatory requirements or penalties, including without limitation, orders to cease operations or to limit future operations, loss of licenses or of license opportunities, fines, seizure of equipment and, in some jurisdictions, criminal prosecution. The revenue and/or profit generated from IP telephony may have become a significant portion of our overall revenue and/or profit at the time IP telephony is regulated and/or curtailed. Any of the developments described above could have a material adverse effect on our business, operating results and financial condition.

WE HAVE ONLY LIMITED PROTECTION OF PROPRIETARY RIGHTS AND TECHNOLOGY.

       We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights and technology. However, these laws and contractual provisions provide only limited protection. Unauthorized parties may copy our technology, reverse engineer our software or otherwise obtain and use information we consider proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S. Our means of protecting our proprietary rights and technology may not be adequate. In addition, it is likely that our competitors will independently develop similar technology and that we will not have any rights under existing laws to prevent the introduction or use of such technology.

WE ARE EXPOSED TO RISKS OF INFRINGEMENT CLAIMS.

       Many patents, copyrights and trademarks have been issued in the telecommunication service area. We believe that in the ordinary course of our business third parties may claim that our current or future products or services infringe the patent, copyright or trademark rights of such third parties. We cannot ensure that actions or claims alleging patent, copyright or trademark infringement will not be brought against us, or that, if such actions are brought, we will ultimately prevail. Any such claims, regardless of their merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved products or services, require us to enter into royalty or licensing agreements, or cause us to stop using the challenged technology, trade name or service mark at potentially significant expense to us. If our key technology is found to infringe the intellectual property rights of others, it could have a material adverse effect on our business, financial condition and results of operations.

OUR OPERATING PLATFORMS AND SYSTEMS MAY FAIL OR BE CHANGED, EXPOSING OUR BUSINESS TO DOWNTIME.

       Our operations depend upon protecting and maintaining our operating platforms and central processing center against damage, technical failures, unauthorized intrusion, computer viruses, natural disasters, sabotage and similar events. We cannot ensure that an event would not cause the failure of one or more of our communications platforms or even our entire network. Such an interruption could have a material adverse effect on our business, financial condition and results of operations. In addition, customers or others may assert claims of liability against us as a result of any such interruption.

THE LOSS OF KEY PERSONNEL COULD WEAKEN OUR TECHNICAL AND OPERATIONAL EXPERTISE, DELAY OUR INTRODUCTION OF NEW SERVICES OR ENTRY INTO NEW MARKETS AND LOWER THE QUALITY OF OUR SERVICE.

       Our success depends upon the continued efforts of our senior management team and our technical, marketing and sales personnel. We believe our continued success will depend to a significant extent upon the efforts and abilities of Christopher J.

Vizas,  our  Co-Chairman  and Chief Executive Officer (who joined us in December
1997), and other key executives. We also believe that to be successful we must hire and retain highly qualified engineering personnel. In particular, we rely on key employees to design and develop our proprietary operating platforms and related software, systems and services. Competition in the recruitment of highly qualified personnel in the telecommunications services industry is intense. Hiring employees with the skills and attributes required to carry out our strategy can be extremely competitive and time-consuming. We may not be able to retain or successfully integrate existing personnel or identify and hire additional qualified personnel. If we lose the services of key personnel or are unable to attract additional qualified personnel, our business could be materially and adversely affected. We do not have key-man life insurance.

OUR BUSINESS IS EXPOSED TO REGULATORY, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL BUSINESS.

       We conduct a significant portion of our business outside the U. S. and accordingly, derive a portion of our revenues and accrue expenses in foreign currencies. Accordingly, our results of operations may be materially affected by international events and fluctuations in foreign currencies. We do not currently employ foreign currency controls or other financial hedging instruments. Our international operations and business expansion plans are also subject to a variety of government regulations, currency fluctuations, political uncertainties and differences in business practices, staffing and managing foreign operations, longer collection cycles in certain areas, potential changes in tax laws, and greater difficulty in protecting intellectual property rights. Governments may adopt regulations or take other actions, including raising tariffs, that would have a direct or indirect adverse impact on our business opportunities within such governments' countries. Furthermore, from time to time, the political, cultural and economic climate in various national markets and regions of the world may not be favorable to our operations and growth strategy.

OUR BUSINESS IS SUBJECT TO REGULATORY RISKS THAT MAY RESULT IN INCREASED COSTS OR AFFECT OUR ABILITY TO RUN OUR BUSINESS.

       We are subject to regulation in many jurisdictions. Our business is subject to risks that changes in regulation may increase our costs or otherwise affect our ability to run the business.

       U.S. FEDERAL REGULATION. Under current FCC policy, we are considered a non-dominant common carrier and, as a result, are subject to lesser regulation than common carriers classified as dominant. We must have an authorization from the FCC to provide international services, and must file tariffs at the FCC setting forth the terms and conditions under which we provide certain international and domestic services. We believe that these and other regulatory requirements impose a relatively minimal burden on us at the present time. However, we cannot ensure that the current U.S. regulatory environment and the present level of FCC regulation will continue, or that we will continue to be classified as non-dominant.

       OTHER GOVERNMENT REGULATION. In most countries where we operate, equipment cannot be connected to the telephone network without appropriate approvals, and therefore, we must obtain such approval to install and operate our operating platforms or other equipment. In most jurisdictions where we conduct business we rely on local companies with which we had contracts to obtain the requisite authority. Relying on local companies causes us to depend entirely upon the cooperation of the telephone utilities with which we have made arrangements for our authority to conduct business, as well as some of our operational and administrative requirements. Any telephone utility could cease to accommodate our requirements at any time. Depending upon the location of the telephone utility, this action could have a material adverse effect on our business and prospects. Such relationships may not continue and governmental authorities may seek to regulate our services or require us to obtain a license to conduct our business.

OUR STOCK PRICE WILL FLUCTUATE, AND COULD DECLINE SIGNIFICANTLY AS A RESULT OF VOLATILITY IN TELECOMMUNICATIONS STOCKS.

       Market prices for securities of telecommunications services companies have generally been volatile. Since our common stock has been publicly traded, the market price of our common stock has fluctuated over a wide range and may continue to do so in the future. The market price of our common stock could be subject to significant fluctuations in response to various factors and events, including, among other things:

       o the depth and liquidity of the trading market for our common stock;

       o quarterly variations in actual or anticipated operating results;

       o growth rates;

       o changes in estimates by analysts;

       o market conditions in the industry;

       o announcements by competitors;

       o regulatory actions; and

       o general economic conditions.

       In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high-technology companies and which may be unrelated to the operating performance of particular companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a decline in the price of our common stock.

       A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Such reductions would force us to reallocate funds from other planned uses and will have a significant negative effect on our business plans and operations, including our ability to acquire new businesses and develop new products. If our stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations.

       To remain listed on the Nasdaq National Market, we must meet Nasdaq's listing maintenance standards and abide by Nasdaq's rules governing listed companies. If the price of our common stock falls below $1.00 per share for an extended period and we fail to satisfy the net tangible assets test or if the price of our common stock remains below $5.00 per share, or if we fail to meet other Nasdaq standards or violate Nasdaq rules, our common stock could be delisted from the Nasdaq National Market. If our common stock is delisted, there would be a reduction in the market liquidity for our common stock. If our common stock were not listed or quoted on another market or exchange an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. Additionally, if our common stock is delisted from the Nasdaq National Market and we fail to obtain listing or quotation on another market or exchange, broker-dealers may be less willing or able to sell and/or make a market in our common stock and purchasers of our common stock may have more difficulty selling their securities in the secondary market. Such a reduction in liquidity would likely reduce our ability to raise capital and would have a significant negative impact on our business plans and operations, including our ability to acquire new businesses and develop new products.

PROVISIONS IN OUR CHARTER AND BYLAWS AND IN DELAWARE LAW COULD DISCOURAGE TAKEOVER ATTEMPTS WE OPPOSE EVEN IF OUR STOCKHOLDERS MIGHT BENEFIT FROM A CHANGE IN CONTROL OF EGLOBE.

       Our restated certificate of incorporation allows our Board of Directors to issue up to ten million shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that we may issue in the future. Any issuances of preferred stock in the future could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, our restated certificate of incorporation divides our board of directors into three classes serving staggered three year terms which may have the effect of delaying or preventing changes in control or of our management. Our certificate of incorporation also imposes an ownership limit of 30% (40% on a fully diluted basis) on stockholders except where the stockholder makes a tender offer resulting in the stockholder owning 85% or more of our outstanding common stock, or receives prior approval of our board of directors. Further, as a Delaware corporation, we are subject to section 203 of the Delaware General Corporation Law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner. These provisions may discourage any attempt to obtain control of us by merger, tender offer or proxy contest or the removal of incumbent management.

                                 ABOUT EGLOBE

       We are a voice-based application services provider offering enhanced telecommunications and information services, including Internet protocol transmission services, telephone portal and unified messaging services on an outsourced basis. Through our World Direct network, we originate traffic in over 90 territories and countries and terminate traffic anywhere in the world and through our IP network, we can originate and terminate IP-based telecommunication services in over 30 countries and six continents. Our customers are principally large national telecommunications companies, Internet service providers and competitive telephone companies around the world. Our goal is to become a leading network-based global outsource provider of services that interface the telephone with the Internet.

       In December 1997, we brought in new management and directors to handle adverse results in our calling card business. Until 1998, our entire focus was on supporting calling card services. Beginning in 1998, but primarily in 1999, that focus changed.

       o  We  restructured  key portions of our  operations  and  refocused  our
          business  to  include  Internet  protocol  transmission   technologies
          through an acquisition of IDX at the end of 1998.

       o In 1999, we developed the Internet protocol transmission portion of our business, which is now a principal business for eGlobe.

       o In early 1999, we acquired Telekey, a specialty calling card service that improved the overall margins on our calling card business.

       o In mid-1999, we added global unified messaging (the ability to retrieve voice mail and faxes over a telephone or computer) and telephone portal (the ability to retrieve information from a portal Internet site through a telephone) capabilities through another acquisition of the assets of Connectsoft.

       o In June 1999, we changed our name to eGlobe, Inc. signaling that we have a new product line and a new focus.

       o We acquired iGlobe effective August 1999 that brought us Latin American Internet protocol transmission operations.

       o We added some needed assets and operating abilities by acquiring network operating centers in our acquisition of Swiftcall in July 1999 and a call center in our acquisition of control of ORS in September 1999.

       o We acquired Coast in December 1999 that will strengthen our telephone portal and unified messaging offerings, as well as adding to our customer support capabilities and providing us with several large e-commerce customers.

       o In December 1999 we signed a definitive agreement to merge with Trans Global Communications, Inc., a facilities-based, direct connection and resale network international telecommunications services provider. The merger, accounted for as a pooling of interests transaction, closed in March 2000 following receipt of stockholder approval.

       Following our recent acquisitions, we principally offer the following:

       o  Network  Services,  including  our  Internet  protocol  voice  and fax
          capabilities,   network   transmission   services  and  our  toll-free
          services;

       o Enhanced Services, primarily consisting of IP-based enhanced services such as:

         o unified messaging,

         o telephone portal,

         o our combined IVR (Interactive Voice Response) and IDR (Interactive Data Response) services,

         o along with our traditional calling card enhancement service;

       o  Voice  over  Internet   clearinghouse   and  settlement   services  in
          partnership with Trans Nexus;

       o Customer Care, consisting of our state-of-the-art calling center which provides 24 hours a day, seven days a week, customer service in 12 languages for both eGlobe services and other customers, including customer care for a number of e-commerce companies; and

       o Retail  Services,  primarily   consisting  of  a domestic long-distance
         and   Internet  service  provider  business acquired as a part  of  the
         Coast International acquisition.

       TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                                USE OF PROCEEDS

       The selling stockholders will receive all of the net proceeds from the sale of their shares. We will not receive any proceeds from the sale of the shares.

                             SELLING STOCKHOLDERS

       This prospectus relates to the possible offer and sale from time to time of up to 94,619,759 shares of our common stock by various selling stockholders. Certain selling stockholders have agreed not to directly or indirectly offer, sell, offer to sell, contract to sell, or otherwise dispose of any shares of common stock for a period of at least 180 days and up to one year beginning on May 26, 2000. This lockup provision applies to common stock and to securities convertible into or exercisable for common stock. Certain selling stockholders are considered insiders, including employees and directors. Insiders who are privy to information about us which would be important to an investor in deciding whether to buy, sell or hold our securities, but has not been disclosed by us to the investment public, are subject, based on company policy, to limitations on buying and selling our securities. Shares owned by such insiders may be sold in accordance with such company policy only during specific intervals when all material information has been disclosed to the public.

       This prospectus relates to the possible offer and sale of 94,619,759 shares of common stock, but:

       26,966,754 shares are subject to contractual restrictions on sale and

       38,538,750 shares are subject to company policy restrictions on sale.

Accordingly, 29,114,255 shares will be available for offer and sale without restriction.

       The selling stockholders include:

       o Former stockholders of IDX, who received Series H Preferred Stock, Series I Preferred Stock and warrants to purchase common stock from us in our acquisition of IDX in December 1998 and an exchange in July 1999 (renegotiated in December 1999) and common stock and warrants to purchase common stock upon conversion of certain promissory notes;

       o EXTL Investors LLC and certain of its affiliates, which received shares of Series C Preferred Stock in December 1999, Series E Preferred Stock and warrants to purchase common stock in February 1999, warrants to purchase common stock in April and June 1999, and shares of Series J Preferred Stock in November 1999 principally arising from investments in and loans to us;

       o Vintage Products Ltd., which received Series D Preferred Stock and warrants to purchase common stock from us in January and June 1999 arising from investments in us;

       o United Communications International LLC, the former stockholder of UCI Tele Networks, Ltd., which received common stock and promissory notes from us in our acquisition of UCI in December 1998;

       o Seymour Gordon and certain of his affiliates, who received common stock and warrants to purchase common stock in connection with certain loans in June 1998, received common stock and warrants to purchase common stock as repayment of a certain loan in March 1999, purchased common stock from us in a private sale in August 1999 and received common stock and warrants to purchase common stock upon conversion of a certain loan in April 2000;


       o American United Global, Inc., the stockholder of Connectsoft, which received Series K Preferred Stock from us in our acquisition of certain assets and liabilities of Connectsoft in June 1999 and an exchange in September 1999;

       o Fleming Fogtmann, one of our former employees who received common stock in connection with the settlement of certain claims in June 1999;

       o Gerard Klauer Mattison & Co, which received warrants to purchase common stock from us in connection with investment banking services provided in January and February 1999 and as a retainer for services to be provided between December 1999 and June 2000;

       o Outsourced Automated Services, the former stockholder of ORS, or its affiliate, which received common stock and warrants to purchase common stock from us in our acquisition of control of ORS in September 1999;

       o Highpoint Telecommunications, Inc., the former stockholder of iGlobe, which received Series M Preferred Stock from us in our acquisition of iGlobe in October 1999;

       o Certain investors, who received Series N Preferred Stock and warrants to purchase common stock from us in October, November, and December 1999 and January and February 2000 arising from investments in us;

       o Former stockholders of Coast, who received Series O Preferred Stock and common stock from us in our acquisition of Coast in December 1999;

       o Swiftcall Holdings (USA), Ltd., the former stockholder of Swiftcall, which received common stock from us in our acquisition of Swiftcall in July 1999;

       o IDT Corporation, which received warrants to purchase common stock from us in connection with a certain loan in February 1998;

       o Executive Lending LLC, which received warrants to purchase common stock from us in connection with a certain loan in December 1998;

       o Strategic Growth, which received options to purchase common stock from us in connection with consulting services provided between November 1996 and May 1998;

       o RGC International Investors, LDC, which received Series P Preferred Stock and warrants to purchase common stock from us in January 2000 and Series Q Preferred Stock and warrants to purchase common stock from us in March 2000 arising from investments in us;

       o Former stockholders of Trans Global, who received common stock from us in our acquisition of Trans Global in March 2000;

       o Dr. Joginder Soni, who received warrants to purchase common stock from us in connection with a certain loan in September 1998;

       o Penny Vane, who received warrants to purchase common stock from us pursuant to an agreement to provide marketing services in February 1999;

       o Certain of our employees, who were granted options to purchase common stock outside of our employee stock option plan in December 1999;

       o David Skriloff, who purchased shares of common stock in connection with his hire in January 2000;

       o Brookshire, which received common stock from us in connection with services provided in our acquisition of Connectsoft in June 1999;

       o Network Data Systems, which received warrants to purchase common stock from us in connection with loans entered into in June 1996, April 1997 and August 1997;

       o Tradeway Securities, which has a security interest in certain shares of common stock securing a loan to one of our subsidiaries;

       o Wolfe Axelrod Weinberger, which received warrants to purchase common stock from us in connection with investor relation services provided beginning in May 2000; and

       o TI Partners, Inc., which received shares of common stock from us in connection with sales and marketing services provided in Europe in 2000.


We are registering the shares under the Securities Act in accordance with registration rights we granted to the selling stockholders when we conducted these transactions. Our registration of the shares does not necessarily mean that any selling stockholder will sell all or any of his shares.

     The following table sets forth certain information with respect to the selling stockholders.

                                                       SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                     OWNED PRIOR TO OFFERING                   OWNED AFTER OFFERING
                                                    -------------------------                  --------------------
                   NAME OF OWNER                       NUMBER     PERCENTAGE   SHARES OFFERED   NUMBER   PERCENTAGE
--------------------------------------------------- ------------ ------------ ---------------- -------- -----------
SHARES AVAILABLE FOR OFFER AND SALE WITHOUT RESTRICTION
Former IDX Stockholders (1)
 Chadwick Investment, Ltd .........................     (See Shares Subject to Contractual Restrictions on Sale)
 Tenrich Holdings Limited .........................   (See Shares Subject to Company Policy Restrictions on Sale)
 Jeffey Gee .......................................   (See Shares Subject to Company Policy Restrictions on Sale)
 HILK International Inc. ..........................    147,241          +           178,613       0          +
 Dr. Yi-Shang Shen ................................    307,705          +           346,923       0          +
 Dr. Michael Muntner ..............................    184,624          +           208,156       0          +
 Trylon Partners, Inc. ............................    325,705          +           364,923       0          +
 Dr. Orville Greynolds ............................    123,078          +           138,766       0          +
 Teknos Comunicaciones, S.A. ......................    123,078          +           138,766       0          +
 Telecommunications Development Corporation II,
  LDC .............................................    548,511                      666,590       0          +
 Cheng Li-Yun Chang ...............................    165,227          +           185,211       0          +
 Silicon Application (B.V.I.) Corp. ...............     99,702          +           111,691       0          +
 Chih Hsian Chang .................................     99,702          +           111,691       0          +
 Ming Yang Chang ..................................     65,525          +            73,518       0          +
 Kou Yuan Chen ....................................     65,525          +            73,518       0          +
 Tien Fu Jane .....................................     46,401          +            52,397       0          +
 Chuang Su Chen ...................................     34,478          +            38,474       0          +
 Hao Li Lin .......................................     18,812          +            20,810       0          +
 Flextech Holdings Limited ........................     32,600          +            36,576       0          +
EXTL Investors LLC Affiliates (2)
 EXTL Investors LLC ...............................     (See Shares Subject to Contractual Restrictions on Sale)
 Julie J. Jensen ..................................    100,000          +           100,000       0          +
 Jeffrey J. Jensen ................................    100,000          +           100,000       0          +
 James J. Jensen ..................................    100,000          +           100,000       0          +
 Jami J. Jensen ...................................    100,000          +           100,000       0          +
 Janet J. Jensen ..................................    100,000          +           100,000       0          +
Vintage Products Limited (3) ......................  1,741,923         1.6        1,741,923       0          +
United Communications International LLC (4) .......    125,000          +           125,000       0          +
 James Critedes ...................................     16,666          +            16,666       0          +
 Christos Mouroutis ...............................     16,666          +            16,666       0          +
 Adamos Cidamidis .................................     16,668          +            16,668       0          +
Gordon Affiliates (5)
 Seymour Gordon ...................................   (See Shares Subject to Company Policy Restrictions on Sale)
 Nancy Lewis ......................................     82,334          +            82,334       0          +
 Robert Gordon ....................................     82,333          +            82,333       0          +
 Peter Gordon .....................................     82,333          +            82,333       0          +
American United Global, Inc. (6) ..................  1,923,077         2.0        1,923,077       0          +
Fleming Fogtmann (7) ..............................     54,473          +            54,473       0          +
Gerard Klauer Mattison & Co., Inc. (8) ............    816,595          +           816,595       0          +
Oasis Affiliate (9)
 Eastern Airlines, Inc. ...........................  1,995,818         2.1        2,260,281       0          +
Series N Preferred Stockholders (11)
 David Skriloff ...................................   (See Shares Subject to Company Policy Restrictions on Sale)
 Steven Chrust ....................................    117,647          +           152,941       0          +
 Noel and Pamela Kimmel ...........................     14,118          +            18,353       0          +
 Doreen Davidson ..................................     23,529          +            30,588       0          +
 Simon Strauss ....................................     11,717          +            15,232       0          +
 Safetynet Limited ................................    363,636          +           472,727       0          +
 Brad Harries .....................................      2,424          +             3,151       0          +
 Empire CM ........................................    147,248          +           191,422       0          +
 Empire CP ........................................    128,841          +           167,494       0          +
 John Dyett .......................................      9,203          +            11,964       0          +
 Steve Prough .....................................      7,114          +             9,248       0          +
 Schow Family Trust ...............................    148,280          +           192,764       0          +

Former Coast Stockholders (12) ....................
                                                               (See Shares Subject to Contractual
Ronald Jensen ............................................            Restrictions on Sale)
                                                              (See Shares Subject to Company Policy
Bijan Moaveni ............................................            Restrictions on Sale)
 Jose Valdez .............................................      94,938        +        94,938   0   +
Swiftcall Holdings (USA), Ltd. (13) ......................     971,621        +       971,621   0   +
IDT Corporation (14) .....................................     500,000        +       500,000   0   +
Executive Lending LLC (15) ...............................      10,000        +        10,000   0   +
Strategic Growth (16) ....................................     318,000        +       318,000   0   +
RGC International Investors, LDC (17) ....................  10,000,000       9.5   10,000,000   0   +
Former Trans Global Stockholders (18) ....................
 Gary Gumowitz ........................................... (See Shares Subject to  Company Policy
                                                           Restrictions on Sale)
 Arnold Gumowitz ......................................... (See Shares Subject to  Company Policy
                                                           Restrictions on Sale)
 John Hughes ............................................. (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
 Jonathan Lynn ........................................... (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
 Milton Gumowitz ......................................... (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
 Rich Patton ............................................. (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
 Joan Matthews ...........................................   2,000,000       2.1    2,000,000   0   +
 Stephen Levy ............................................   2,000,000       2.1    2,000,000   0   +
 Grayson Family Trust ....................................   2,000,000       2.1    2,000,000   0   +
 Michael Gumowitz ........................................     500,000        +       500,000   0   +
 Jonathan Gumowitz .......................................     500,000        +       500,000   0   +
Dr. Joginder Soni (19) ...................................      60,000        +        60,000   0   +
Penny Vane (20) ..........................................       8,250        +         8,250   0   +
eGlobe Employees (21) ....................................
 Jeffey Gee .............................................. (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
 Anne Haas ............................................... (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
 Allen Mandel ............................................ (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
 Ronald Fried ............................................ (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
 John Hammer ............................................. (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
 Christopher J. Vizas .................................... (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
 George Schaad............................................ (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
David Skriloff (22) ...................................... (See Shares Subject to Company Policy
                                                           Restrictions on Sale)
Brookshire Securities (23) ...............................       2,500        +         2,500   0   +
Network Data Systems (24) ................................      50,000        +        50,000   0   +
Tradeway Securities (25) ................................. (See Shares Subject to Contractual
                                                           Restrictions on Sale)
Wolfe Axelrod Weinberger Associates (26) .................     100,000        +       100,000   0   +
TI Partners, Inc. (27) ...................................      10,013        +        10,013   0   +
 Total Shares for Offer and Sale Without Restriction .....  28,198,956             29,114,255   0
SHARES SUBJECT TO CONTRACTUAL RESTRICTIONS ON SALE *
 Chadwick Investment, Ltd (1) ............................   2,714,051       2.4    3,153,294   0   +
 EXTL Investors LLC (2) ..................................  11,050,377      15.2   12,717,043   0   +
 Highpoint Telecommunications, Inc. (10) .................   3,773,584       4.0    3,773,584   0   +
 Ronald Jensen (12) ......................................   3,322,833       3.0    3,322,833   0   +
 Tradeway Securities (25) ................................   4,000,000       4.2    4,000,000   0   +
 Totals Shares Subject to Contractual Restrictions on
  Sale ...................................................  24,860,845             26,966,754   0

                   SHARES SUBJECT TO COMPANY POLICY RESTRICTIONS ON SALE **
 Tenrich Holdings Limited (1) .........................  1,755,235    1.6       1,970,347  0   +
 Jeffey J. Gee (1)(21) ...............................    671,900       +         750,086  0   +
 Seymour Gordon (5) ..................................  1,061,900      1.0      1,061,027  0   +
 David Skriloff (11) (22) ............................     50,061       +          54,278  0   +
 Bijan Moaveni (12) ..................................  1,329,134      1.2      1,329,134  0   +
 Gary Gumowitz   (18) ................................ 14,000,000     14.7     14,000,000  0   +
 Arnold Gumowitz  (18) ..............................  11,200,000     11.8     11,200,000  0   +
 John Hughes   (18) ..................................  4,000,000      4.2      4,000,000  0   +
 Jonathan Lynn (18) ..................................  2,000,000      2.1      2,000,000  0   +
 Milton Gumowitz (18) ................................  1,000,000      1.1      1,000,000  0   +
 Rich Patton (18) ....................................    800,000       +         800,000  0   +
 Anne Haas (21) ......................................     20,000       +          20,000  0   +
 Allen Mandel (21) ...................................     25,000       +          25,000  0   +
 Ronald Fried (21) ...................................     56,250       +          56,250  0   +
 John Hammer (21) ....................................     15,000       +          15,000  0   +
 Christopher J. Vizas (21) ...........................    239,628       +         239,628  0   +
 George Schaad (21)...................................     18,000       +          18,000  0   +
 Total Shares Subject to Company Restrictions on Sale  38,241,235              38,538,750  0


----------

* The following security holders, except for Highpoint Telecommunications, have agreed not to directly or indirectly offer, sell, offer to sell, contract to sell, or otherwise dispose of any shares of common stock, including the shares listed above, beneficially owned by them for a period of at least 180 days and up to one year beginning on May 26, 2000. The shares owned by Highpoint Telecommunications are subject to our repurchase under certain circumstances until October 31, 2000.

** The following security holders are insiders, including employees and directors, who are privy to information about us which would be important to an investor in deciding whether to buy, sell or hold our securities, but has not been disclosed by us to the investment public, are subject, based on company policy, to limitations on buying and selling our securities. Accordingly, shares owned by such insiders may be sold in accordance with such company policy only during specific intervals when all material information has been disclosed to the investment public.

+   Less than one percent.


(1) Except for 56,250 shares owned and offered by Jeffey Gee, which are discussed in footnote (21) below, the shares of common stock listed in the table under the caption "Shares Beneficially Owned Prior to Offering" represent (a) shares of common stock issued to the former IDX stockholders in payment of the first convertible subordinated promissory note in March 1999, (b) shares of common stock issued to the former preferred stockholders of IDX in payment of a convertible subordinated note in August 1999, (c) shares of common stock issued to the former IDX stockholders upon conversion of the Series H Preferred Stock in January 2000, (d) shares of common stock issued to the former IDX stockholders upon conversion of the Series I Preferred Stock in February and July 2000 and (e) shares of common stock which are issuable upon exercise of warrants to purchase 43,174 shares of common stock within sixty days of July 15, 2000. The shares of common stock listed in the table under the caption "Shares Offered" include all the shares listed in the table under the caption "Shares Owned Prior to the Offering" plus shares of common stock which are issuable upon exercise of warrants to purchase 1,087,500 shares of common stock which are contingent upon IDX meeting certain performance tests through December 2000. Such stockholders intend to convert and exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities--New IDX Warrants." Richard Chiang may be deemed to have control over the disposition of the securities owned by Tenrich Holdings Limited. Michael Muntner may be deemed to have control over the disposition of the securities owned by Trylon Partners. Hsin Yen may be deemed to have control over the disposition of the securities owned by HILK International. Lister Chiang may be deemed to have control over the disposition of the securities owned by Chadwick Investment, Ltd. David Lee may be deemed to have control over the disposition of the securities owned by Telecommunications Development Corporation II, LDC. Teknos Comunicaciones, S.A. is a Chilean corporation, Silicon Application (B.V.I.) Corp. is a Taiwanese corporation, and Flextech Holdings Limited is a Singaporean corporation and control of the disposition of the securities owned by each of these corporations rests with their respective boards of directors.

(2) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" represent (a) shares of common stock issued in exchange for the Series C Preferred Stock in February 1999, (b) shares of common stock issued upon conversion of the Series E Preferred Stock in January 2000, (c) shares of common stock issued upon conversion of the Series J Preferred Stock in January 2000, (d) shares of common stock issued upon exercise of certain warrants granted in connection with a $7 million loan and (e) shares of common stock issuable upon exercise of warrants to purchase 4,333,334 shares of common stock within sixty days of July 15, 2000. The shares of common stock listed in the table under the caption "Shares Offered" include all the shares listed in the table under the caption "Shares Owned Prior to the Offering" plus shares of common stock which are issuable upon exercise of warrants to purchase 1,666,666 shares of common stock which do not become exercisable until June 16, 2001. The stockholders intend to convert and exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." Gladys and Ronald Jensen, members in EXTL Investors LLC, may be deemed to be beneficial owners of the securities owned by EXTL Investors LLC. However, Mr. and Mrs. Jensen both disclaim beneficial ownership of the shares owned by EXTL Investors LLC and by their adult children.

(3) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent (a) shares of common stock issued upon conversion of the Series D Preferred Stock and exercise of related warrants and (b) shares of common stock issuable upon exercise of warrants to purchase 112,500 shares of common stock within sixty days of July 15, 2000. The stockholder intends to convert and exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities--Series D Warrants." Vintage Products Ltd. is an investment fund, which is advised by Melco Advisors. Zev Saltsman, a principal in Melco Advisors, may be deemed to have control over the disposition of the securities owned by Vintage Products, Ltd., however Mr. Saltsman disclaims beneficial ownership of the securities owned by Vintage Products, Ltd.

(4) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent (a) 125,000 shares of common stock and (b) shares of common stock issuable upon exercise of warrants to purchase 50,000 shares of common stock within sixty days of July 15, 2000. The stockholders intend to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- UCI Warrants." James Critedes, Christos Mouroutis and Adamos Cidamidis, the sole members in United Communications International LLC may be deemed to have control over the disposition of shares owned by United Communications International.

(5) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent (a) shares issuable upon exercise of warrants to purchase 442,000 shares of common stock within sixty days of July 15, 2000, (b) 705,770 shares of common stock issued to Mr. Gordon in payment of certain loans to us and
     (c) 160,257 shares of common stock issued to Mr. Gordon in a private sale. The stockholders intend to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Gordon Warrants."

(6) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued upon conversion of the Series K Preferred
     Stock in January 2000. Robert M. Rubin, President of American United Global Inc., may be deemed to have control of the disposition of shares owned by American United Global Inc., however Mr. Rubin disclaims beneficial ownership of shares owned by American United Global Inc.

(7) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to Fleming Fogtmann in settlement of certain claims.

(8) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent (a) shares of common stock issued to Gerard Klauer Mattison & Co. upon exercise of warrants and (b) shares of common stock which are issuable to Gerard Klauer Mattison & Co. upon exercise of warrants to purchase 400,000 shares of common stock which are exercisable within sixty days of July 15, 2000. The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- GKM Warrants." Gerard Klauer Mattison is a broker dealer registered with the National Association of Securities Dealers. No one person may be deemed to have control of the disposition of shares owned by Gerard Klauer Mattison.

(9) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent (a) 1,704,909 shares of common stock and (b) shares of common stock which are issuable upon exercise of certain warrants to purchase 290,909 shares granted in connection with our acquisition of control of ORS. The shares of common stock listed in the table under the caption "Shares Offered" include all the shares listed in the table under the caption "Shares Beneficially Owned Prior to the Offering" plus 264,463 sharer which represents a good faith estimate of the maximum number of shares of common stock issuable to Outsourced Automated Services and Integrated Solutions upon exercise of certain warrants granted in connection with our acquisition of ORS. The actual number of shares of common stock issuable upon exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among others, ORS' achievement of certain revenue and EBITDA targets and the market price of our common stock at the date the registration statement of which this prospectus is a part is declared effective by the SEC. For more information, see the description of the terms of the warrants under the caption "Description of Capital Securities--Oasis Warrants." The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." Outsourced Automated Services and Integrated Solutions is a wholly owned subsidiary of Eastern Airlines. John
     J. Sicilian, President of Eastern Airlines, may be deemed to have control over the disposition of shares owned by Eastern Airlines, Inc.

(10) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued upon exchange of the Series M Preferred Stock. David Warnes may be deemed to have control over the disposition of shares owned by Highpoint Telecommunications, however Mr. Warnes disclaims beneficial ownership of the shares owned by Highpoint Telecommunications.

(11) Except for the shares of common stock discussed in footnote (22) below, the shares of common stock listed in the table under the caption "Shares Beneficially Owned Prior to Offering" represent shares of common stock issued to the Series N investors upon the conversion of the Series N Preferred Stock. The shares of common stock listed in the table under the caption "Shares Offered" include all the shares listed in the table under the caption "Shares Owned Prior to the Offering" plus shares of common stock which are issuable upon exercise of warrants to purchase 551,253 shares of common stock which are exercisable beginning in October 2000. The stockholders intend to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Series N Warrants." Safetynet Limited is an investment fund, which is advised by Melco Advisors. Zev Saltsman, a principal in Melco Advisors, may be deemed to have control over the disposition of the securities owned by Safetynet Limited, however Mr. Saltsman disclaims beneficial ownership of the securities owned by Safetynet Limited. Howard Schow is the trustee of the Schow Family Trust. Empire CM and Empire CP are hedge funds, which are managed by Peter Richards and Scott Fine. Messrs. Richards and Fine may be deemed to have control over the disposition of the securities owned by Empire CM and Empire CP, however Messrs. Richards and Fine disclaim beneficial ownership of the securities owned by Empire CM and Empire CP.

(12) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to the former stockholders of Coast in connection with our acquisition of Coast.

(13) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to Swiftcall Holdings (USA) in connection with our acquisition of Swiftcall. Swiftcall Holdings (USA) is the wholly owned subsidiary of Andville Equipment (UK) Ltd., a widely owned United Kingdom company.

(14) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to IDT Corporation upon exercise of warrants granted in connection with IDT's loan to us. IDT Corporation is a public corporation which is listed on the Nasdaq National Market under the symbol "IDTC".

(15) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock which are issuable to Executive Lending LLC upon exercise of warrants to purchase 10,000 shares of common stock within sixty days of July 15, 2000. The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Warrants." Ronald W. Kuzon, Vice President of the managing member of Executive Lending LLC, may be deemed to have control of the disposition of shares owned by Executive Lending, however Mr. Kuzon disclaims beneficial ownership of such shares.

(16) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock which are issuable to Strategic Growth upon exercise of options to purchase 318,000 shares of common stock within sixty days of July 15, 2000. The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Strategic Growth Warrants." Richard E. Cooper, Chairman of Strategic Growth, may be deemed to have control over the disposition of the securities owned by Strategic Growth, however Mr. Cooper disclaims beneficial ownership of such securities.

(17) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent a good faith estimate of the number of shares of common stock issuable to RGC International Investors upon conversion of Series P Preferred Stock and Series Q Preferred Stock and exercise of warrants. The actual number of shares of common stock issuable upon conversion of the Series P Preferred Stock and Series Q Preferred Stock and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, the future market price of our common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Series P Preferred Stock and Series Q Preferred Stock and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. Under the terms of the Series P Preferred Stock, Series Q Preferred Stock and the related warrants, the shares of Series P Preferred Stock and Series Q Preferred Stock are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted Series P Preferred Stock, Series Q Preferred Stock or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with
     Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for RGC International Investors exceeds the number of shares of common stock that RGC International Investors could own beneficially at any given time through their ownership of Series P Preferred Stock, Series Q Preferred Stock and the warrants. In that regard, the beneficial ownership of the common stock by RGC International Investors set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act. See the description of the terms of the Series P Preferred Stock, the Series Q Preferred Stock and the related warrants under the caption "Description of Capital Securities--Series P Preferred Stock --Series Q Preferred Stock, --Series P Warrants and --Series Q Warrants." RGC International Investors, LDC is a party to an investment management agreement with Rose Glen Capital Management, L.P., a limited partnership of which the general partner is RGC General Partner Corp. Messrs. Wayne Bloch, Gary Kaminsky and Steve Katznelson own all of the outstanding capital stock of RGC General Partner Corp., are the sole officers and directors of RGC General Partner Corp. and are parties to a shareholders' agreement pursuant to which they collectively control RGC General Partner Corp. Through RGC General Partner Corp., such individuals control Rose Glen Capital Management, L.P. Such individuals disclaim beneficial ownership of our common stock owned by RGC International Investors, LDC.

(18) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to the former Trans Global stockholders upon our acquisition of Trans Global. Robert and Suzanne Grayson are the trustees of the Grayson Family Trust and may be deemed to be the beneficial owners of the securities owned by the Grayson Family Trust.

(19) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock which are issuable issued to Dr. Soni upon exercise of warrants to purchase 60,000 shares of common stock which are issuable within 60 days of July 15, 2000 granted in connection with Dr. Soni's loan to us. The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Soni Warrants."

(20) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock which are issuable to Penny Vane upon exercise of warrants to purchase 8,250 shares of common stock within sixty days of July 15, 2000. The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Description of Capital Securities -- Vane Warrants."

(21) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered," including only 56,250 of the shares so listed for Jeffey Gee, represent shares of common stock issued to certain of our employees upon exercise of options.

(22) 36,000 shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered"
     represent shares of common stock to our Chief Financial Officer in connection with his hire.

(23) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent warrants to purchase 2,500 shares of common stock which are issuable to Brookshire within 60 days of July 15, 2000. For more information, see the discussion under the caption "Description of Capital Securities -- Brookshire Warrants." Brookshire is a broker dealer registered with the National Association of Securities Dealers. No one person may be deemed to have control over the disposition of shares owned by Brookshire.

(24) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to Network Data Systems upon exercise of warrants which are issuable within 60 days of July 15, 2000 granted in connection with Network Data Systems' loan to us. William V. Moore, President of Network Data Systems, may be deemed to have control over the disposition of the securities owned by Network Data Systems, however Mr. Moore disclaims beneficial ownership of the securities owned by Network Data Systems.

(25) The shares of common stock listed in the table under the caption "Shares Offered" represent shares of common stock that have been pledged by one of our wholly owned subsidiaries, to its lender, Tradeway Securities, to secure the lender's loan to such subsidiary. In the event that our subsidiary defaults on its repayment obligations relating to the loan, Tradeway Securities may sell the shares securing the loan. Tradeway Securities is a broker dealer registered with the National Association of Securities Dealers. No one person may be deemed to have control over the disposition of shares owned by Tradeway Securities.

(26) The shares of common stock listed in the table under the caption "Shares Beneficially Owned Prior to Offering" represent shares of common stock which are issuable upon exercise of warrants to purchase shares of common stock which are exercisable within sixty days of July 15, 2000. The shares of common stock listed in the table under the caption "Shares Offered" include all the shares listed in the table under the caption "Shares Owned Prior to the Offering" plus shares of common stock which are issuable upon exercise of warrants to purchase shares of common stock which are not exercisable within sixty days of July 15, 2000. For more information, see the discussion under the caption "Description of Capital Securities -- Wolfe Axelrod Weinberger Warrants." Messrs. Steven Axelrod, Donald Weinberger and Jeffrey Volk have control over the disposition of the securities owned by Wolfe Axelrod Weinberger Associates.

(27) The shares of common stock listed in the table under the captions "Shares Beneficially Owned Prior to Offering" and "Shares Offered" represent shares of common stock issued to TI Partners, Inc. in connection with sales and marketing services provided in Europe in 2000. Steven Wiell may be deemed to have control over the disposition of securities owned by TI Partners, however Mr. Wiell disclaims beneficial ownership of the securities owned by TI Partners.

                       DESCRIPTION OF CAPITAL SECURITIES

       The following summary description of our capital stock is not a complete description and is subject to the provisions of our Restated Certificate of Incorporation, as amended (the "Restated Charter"), and our Amended and Restated Bylaws, as amended (the "Bylaws"), which are included as exhibits to the Registration Statement of which this prospectus forms a part, and the provisions of applicable law.


The conversion or sale of our outstanding preferred stock, convertible debt, stock options and warrants will increase the number of outstanding shares of our common stock and could result in a significant reduction in the respective percentage interest of eGlobe, earnings per share and voting power held by our stockholders.


AUTHORIZED AND OUTSTANDING CAPITAL STOCK


       We have the authority to issue two hundred million (200,000,000) shares of common stock of which ninety-seven million forty-two thousand eight hundred and twenty-eight (97,042,828) shares are issued and outstanding as of July 17, 2000. In addition, our Board of Directors has authority (without action by the stockholders) to issue ten million (10,000,000) shares of preferred stock, par value $0.001 per share, in one or more classes or series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation, and conversion and other rights of each such series. Various series of preferred stock have been authorized and issued, but many of those series have converted into or been exchanged for common stock In many cases, where no shares of a series of preferred stock are issued or outstanding, the series has been eliminated and the shares returned to our general pool of authorized but undesignated and unissued preferred stock. The status of our series of preferred stock as of the date hereof is as follows:

       o Series A Participation Preference Stock: eliminated in June 1999, no shares authorized or outstanding;

       o Series B Preferred Stock: eliminated in December 1999, no shares authorized or outstanding;

       o Series C Preferred Stock: eliminated in December 1999, no shares authorized or outstanding;

       o Series D Preferred Stock: eliminated in February 2000, no shares authorized or outstanding;

       o Series E Preferred Stock: 125 shares authorized and no shares issued and outstanding;

       o Series F Preferred Stock: eliminated in July 2000, no shares issued and outstanding;

       o Series G Preferred Stock: eliminated in December 1999, no shares authorized or outstanding;

       o Series H Preferred Stock: eliminated in February 2000, no shares authorized or outstanding;

       o Series I Preferred Stock: eliminated in July 2000 no shares issued and outstanding;

       o Series J Preferred Stock: 40 shares authorized and no shares issued and outstanding;

       o Series K Preferred Stock: eliminated in February 2000, no shares authorized or outstanding;

       o Series M Preferred Stock: eliminated in July 2000 no shares issued and outstanding;

       o Series N Preferred Stock: eliminated in February 2000, no shares authorized or outstanding;

       o the Series O Preferred Stock: 16,100 shares authorized and no shares issued and outstanding;

       o Series P Preferred Stock: 15,000 shares authorized, issued and outstanding; and

       o Series Q Preferred Stock: 10,000 shares authorized and 4,000 shares issued and outstanding.

       The rights of the holders of common stock discussed below are subject to rights the Board of Directors has granted and may in the future grant to the holders of preferred stock. Rights granted to holders of preferred stock may adversely affect the rights of holders of common stock. Under certain circumstances, the issuance of preferred stock may tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.


COMMON STOCK

       Voting Rights. Each holder of shares of common stock is entitled to attend all special and annual meetings of our stockholders and, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of common stock upon any matter (including, without limitation, the election of directors) acted upon by the stockholders. The shares of common stock do not have cumulative voting rights in the election of directors (which means each share gets one vote for each director nominee, rather than an aggregate number of votes equal to the number of nominees which can be cast for any one or more directors).

       Holders of a majority of the common stock represented at a meeting may approve most actions submitted to the stockholders. Certain matters require different approvals: election of directors requires the approval of a plurality of the votes cast, certain corporate actions such as mergers, sale of all or substantially all of our assets and charter amendments require the approval of holders of a majority of the total number of shares of common stock outstanding.

       Liquidation Rights. Upon our dissolution, liquidation, or winding up, the holders of the common stock, and holders of any class or series of stock entitled to participate in the distribution of assets in such event, will be entitled to participate in the distribution of any assets remaining after we have paid all of our debts and liabilities and after we have paid the holders of classes of stock having preference over the common stock the full preferential amounts to which they are entitled.

       Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends but only when and as declared by the Board of Directors.

       Miscellaneous. Holders of common stock have no preemptive (right to buy a pro rata share of new stock issuances), subscription, redemption or conversion rights. All outstanding shares of common stock, including the shares offered in this prospectus, are or upon issuance will be fully paid and nonassessable.

PREFERRED STOCK

       UNDESIGNATED PREFERRED STOCK. The Restated Charter authorizes our Board of Directors, from time to time and without further stockholder action, to issue additional preferred stock in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. The Board's authority is limited by the terms of the series of preferred stock which are currently designated. At present, 7,538,734 shares of additional preferred stock can be issued with terms fixed by the Board. Because of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the Board of Directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us by merger, tender offer or proxy contest or the removal of incumbent management.

       SERIES A PREFERRED STOCK. On February 28, 1997, we adopted a rights plan and entered into a stockholder rights agreement with American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement"). The Rights Agreement provided for the issuance of rights for each share of our common stock outstanding on February 28, 1997 and each share of our common stock that we issued since then representing the right to purchase one one-hundredth of a share of the Series A Preferred Stock. On May 14, 1999, we repealed the Rights Agreement. The Series A Preferred Stock has been eliminated as of June 1999.

       SERIES B PREFERRED STOCK. As part of the consideration paid to the former stockholders of IDX, we initially issued 500,000 shares of Series B Preferred Stock. We subsequently issued 500,000 shares of Series H Preferred Stock in exchange for such shares of Series B Preferred Stock. The Series B Preferred Stock has been eliminated as of December 1999.

       SERIES C PREFERRED STOCK. We issued 75 shares of Series C Preferred Stock to Mr. Jensen in a private offering pursuant to Regulation D of the Securities Act of 1933. We exchanged 3,000,000 shares of our common stock which are being registered for resale in this registration statement for all of the outstanding Series C Preferred Stock in February 1999. The Series C Preferred Stock has been eliminated as of December 1999.

       SERIES D PREFERRED STOCK. We issued an aggregate of 50 shares of Series D Preferred Stock to Vintage Products in January 1999 and May 1999 in a private offering pursuant to Regulation S of the Securities Act of 1933. In December 1999 and January 2000, Vintage converted all shares of Series D Preferred Stock into 3,625,000 shares of our common stock which are being registered for resale in this registration statement. The Series D Preferred Stock was eliminated in February 2000.

       SERIES E PREFERRED STOCK. We issued 50 shares of Series E Preferred Stock to EXTL Investors LLC in February 1999 in a private offering pursuant to Regulation D of the Securities Act of 1933. On February 1, 2000, the closing sales price of our common stock was over the required threshold for the requisite number of trading days and, accordingly, the outstanding Series E Preferred Stock converted into 2,352,941 shares of common stock which are being registered for resale in this registration statement. We agreed not to issue any additional shares of Series E Preferred Stock other than pursuant to the initial investment document. We have agreed to eliminate this series of preferred stock once it has been fully converted by the stockholders or redeemed by us.

       Voting Rights. The holders of the Series E Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law or dividends payable on the Series E Preferred Stock are in arrears for six quarters, at which time the Series E Preferred Stock would be entitled to vote as a separate class (with any other preferred stock having similar voting rights) to elect one director to our Board of Directors at the next stockholders' meeting. The holders of the Series E Preferred Stock are entitled to notice of all stockholder meetings in accordance with the Bylaws. The affirmative vote of 66 2/3% of the holders of the Series E Preferred Stock is required for the issuance of any class or series of stock of eGlobe ranking senior to or on a parity with the Series E Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series E Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series E Preferred Stock to a liquidation preference over our common stock and any preferred stock ranking junior to the Series E Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series E Preferred Stock are paid in full, equal to $100,000 per share, plus any accrued and unpaid dividends.

       Dividends. The Series E Preferred Stock carries an annual dividend of 8%, which is payable quarterly, beginning December 31, 2000, if declared by our Board of Directors. If the Board of Directors does not declare dividends, they accrue and remain payable. All dividends that would accrue through December 31, 2000 on each share of Series E Preferred Stock, whether or not then accrued, will be payable in full upon conversion of such share of Series E Preferred Stock. No dividends may be granted on our common stock or any preferred stock ranking junior to the Series E Preferred Stock until all accrued but unpaid dividends on the Series E Preferred Stock are paid in full. Dividends on the Series E Preferred Stock are not payable until all accrued but unpaid dividends on preferred stock ranking senior to the Series E Preferred Stock are paid in full.

       Conversion. The Series E Preferred Stock is convertible into shares of our common stock at any time after issuance. The shares of Series E Preferred Stock are also convertible (one time right of holder) into our common stock upon a change of control (as defined in the certificate of designations of the Series E Preferred Stock) if the market price of our common stock on the date immediately preceding the change of control is less than the conversion price. In lieu of issuing the shares of our common stock issuable upon conversion in the event of a change of control, we may, at our option, pay an amount equal to the number of shares of our common stock to be converted multiplied by the market price. The shares of Series E Preferred Stock will automatically be converted into shares of our common stock, on the earliest to occur of

       o the first date as of which the last reported sales price of our common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series E Preferred Stock is outstanding,

       o the date that 80% or more of the Series E Preferred Stock we have issued has been converted into our common stock, or

       o we complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to eGlobe of at least $20 million.

The initial conversion price for the Series E Preferred Stock is $2.125.

       The Certificate of Designations of Series E Preferred Stock provides for adjustments to the number of shares issuable upon conversion in the event of certain dividends and distributions to holders of our common stock, certain reclassifications of our common stock, stock splits, combinations and mergers and similar transactions and certain changes of control. In addition, the Certificate of Designations of the Series E Preferred Stock provides for adjustment to the conversion price if we sell stock for less than the conversion price.

       SERIES F PREFERRED STOCK. We issued 1,010,000 shares of Series F Preferred Stock in February 1999 as part of the consideration issued to the former stockholders of Telekey. On January 3, 2000, the former stockholders of Telekey converted such shares of Series F Preferred Stock into an aggregate of 1,209,584 shares of our common stock. We agreed to issue at least 505,000 and up to an additional 1,010,000 shares of Series F Preferred Stock to the former stockholders of Telekey if Telekey achieves certain revenue and EBITDA objectives by December 2000. On May 24, 2000, we entered into an agreement with the former Telekey stockholders pursuant to which we issued the former Telekey stockholders a total of 757,500 shares of our common stock in full satisfaction of the December 2000 earnout. The Series F Preferred Stock was eliminated in July 2000.

       SERIES G PREFERRED STOCK. We initially issued 1 share of Series G Preferred Stock in June 1999 as part of the consideration paid to American United Global, Inc., the stockholder of Connectsoft. We subsequently issued 30 shares of Series K Preferred Stock in exchange for such share of Series G Preferred Stock. The Series G Preferred Stock was eliminated in December 1999.

       SERIES H PREFERRED STOCK. We issued 500,000 shares of Series H Preferred Stock as part of an exchange in August 1999 with former stockholders of IDX. On January 31, 2000, the Series H Preferred Stock automatically converted into
3,262,500 shares of common stock which are being registered in this registration statement. The Series H Preferred Stock was eliminated in February 2000.

       SERIES I PREFERRED STOCK. We issued 400,000 shares of Series I Preferred Stock as part of an exchange in August 1999 with former stockholders of IDX. On February 14, 2000 and July 12, 2000, 400,000 shares of Series I Preferred Stock were converted into an aggregate of 1,104,516 shares of our common stock which are being registered in this registration statement. The Series I Preferred Stock was eliminated in July 2000.

       SERIES J PREFERRED STOCK. We issued 40 shares of Series J Preferred Stock to EXTL Investors in November 1999 upon conversion of $4 million of the $20 million secured debt. On January 31, 2000, the closing sales price of our common stock was over the required threshold for the requisite number of trading days and, accordingly, the outstanding Series J Preferred Stock converted into 2,564,102 shares of common stock which are being registered in this registration statement. We have agreed to eliminate this series of preferred stock once it has been fully converted by the stockholders or redeemed by us.

       Voting Rights. The holders of the Series J Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law or dividends payable on the Series J Preferred Stock are in arrears for six quarters, at which time the Series J Preferred Stock would be entitled to vote as a separate class (with any other preferred stock having similar voting rights) to elect one director to our Board of Directors at the next stockholders' meeting. The holders of the Series J Preferred Stock are entitled to notice of all stockholder meetings in accordance with the Bylaws. The affirmative vote of 66 2/3% of the holders of the Series J Preferred Stock is required for the issuance of any class or series of stock of eGlobe ranking senior to or on a parity with the Series J Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series J Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series J Preferred Stock to a liquidation preference over our common stock and any preferred stock ranking junior to the Series J Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series J Preferred Stock are paid in full, equal to $100,000 per share, plus any accrued and unpaid dividends.

       Dividends. The Series J Preferred Stock carries an annual dividend of 5%, which is payable quarterly, beginning December 31, 2000, if declared by our Board of Directors. If the Board of Directors does not declare dividends, they accrue and remain payable. All dividends that would accrue through December 31, 2000 on each share of Series J Preferred Stock, whether or not then accrued, will be payable in full upon conversion of such share of Series J Preferred Stock. No dividends may be granted on our common stock or any preferred stock ranking junior to the Series J Preferred Stock until all accrued but unpaid dividends on the Series J Preferred Stock are paid in full. Dividends on the Series J Preferred Stock are not payable until all accrued but unpaid dividends on preferred stock ranking senior to the Series J Preferred Stock are paid in full.

       Conversion. The shares of Series J Preferred Stock are convertible into shares of our common stock at any time after issuance at a conversion price equal to $1.56 per share. The shares of Series J Preferred Stock are also convertible (one time right of holder) into our common stock upon a change of control (as defined in the certificate of designations of the Series J
Preferred Stock) if the market price of our common stock on the date immediately preceding the change of control is less than the conversion price. In lieu of issuing the shares of our common stock issuable upon conversion in the event of a change of control, we may, at our option, pay an amount equal to the number of shares of our common stock to be converted multiplied by the market price. The shares of Series J Preferred Stock will automatically be converted into shares of our common stock, on the earliest to occur of

       o the first date as of which the last reported sales price of our common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series J Preferred Stock is outstanding,

       o the date that 80% or more of the Series J Preferred Stock we have issued has been converted into our common stock, or

       o we complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to eGlobe of at least $20 million.

       The Certificate of Designations of Series J Preferred Stock provides for adjustments to the number of shares issuable upon conversion in the event of certain dividends and distributions to holders of our common stock, certain reclassifications of our common stock, stock splits, combinations and mergers and similar transactions and certain changes of control. In addition, the Certificate of Designations of the Series J Preferred Stock provides for adjustment to the conversion price if we sell stock for less than the conversion price.

       SERIES K PREFERRED STOCK. We issued 30 shares of Series K Preferred Stock to American United Global, Inc. in September 1999 in exchange for the sole share of Series G Preferred Stock. On January 31, 2000, the closing sales price of our common stock was over the required threshold for the requisite number of trading days and accordingly, the outstanding Series K Preferred Stock converted into 1,923,077 shares of common stock which are being registered in this registration statement. The Series K Preferred Stock was eliminated in February 2000.


       SERIES M PREFERRED STOCK. We issued one (1) share of Series M Preferred Stock in connection with our acquisition of iGlobe. Pursuant to an agreement dated April 17, 2000, we issued the Series M holder 3,773,584 shares of common stock, which are being registered in this registration statement, in exchange for one (1) share of Series M Preferred Stock. The Series M Preferred Stock was eliminated in July 2000.

       SERIES N PREFERRED STOCK. We issued 3,195 shares of Series N Preferred Stock between October 1999 and January 2000 in connection with a private placement. Prior to February 1, 2000, holders of 1,685 shares of Series N Preferred Stock opted to convert such shares into 607,888 shares of common stock. On February 1, 2000, the remaining shares of Series N Preferred Stock automatically converted into 366,060 shares of common stock, which are being registered in this registration statement, because the closing sales price of our common stock was over the required threshold for the requisite number of days. The Series N Preferred Stock was eliminated in February 2000.

       SERIES O PREFERRED STOCK. We issued 16,100 shares of Series O Preferred Stock in connection with our acquisition of Coast. On January 26, 2000, the closing sales price of our common stock was over the required threshold for the requisite number of trading days. Accordingly, on April 30, 2000, following receipt of stockholder approval of our issuance of more than 20% of our common stock upon conversion of the Series O Preferred Stock, the outstanding Series O Preferred Stock automatically converted into 3,220,000 shares of common stock which are being registered in this registration statement. We have agreed to eliminate this series of preferred stock once it has been fully converted by the stockholders or redeemed by us.

       Voting Rights. The holders of the Series O Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law. The holders of the Series O Preferred Stock are entitled to notice of all stockholder meetings in accordance with the Bylaws. The affirmative vote of 66 2/3% of the holders of the Series O Preferred Stock is required for the issuance of any class or series of stock of eGlobe ranking senior to or on a parity with the Series O Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.


       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series O Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series O Preferred Stock to a liquidation preference over the common stock and any preferred stock ranking junior to the Series O Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series O Preferred Stock are paid in full, equal to $1,000 divided by the number of shares of Series O Preferred Stock then outstanding, plus any accrued and unpaid dividends.


       Dividends. The Series O Preferred Stock carries an annual dividend of 10% which is payable annually in shares of the common stock beginning December 31, 2000, if declared by our Board of Directors. If the Board of Directors does not declare dividends, they accrue and remain payable. All dividends that would accrue on each share of Series O Preferred Stock through November 30, 2001 will be payable in full upon conversion of such share of Series O Preferred Stock. No dividends may be granted on common stock or any preferred stock ranking junior to the Series O Preferred Stock until all accrued but unpaid dividends on the Series O Preferred Stock are paid in full. Dividends on the Series O Preferred Stock are not payable until all accrued but unpaid dividends on preferred stock ranking senior to the Series O Preferred Stock are paid in full.

       Conversion. The shares of Series O Preferred Stock are convertible, at the holder's option, into shares of our common stock at any time after the later of (a) one year after the date of issuance and (b) the date we have received stockholder approval for such conversion and the applicable Hart-Scott- Rodino waiting period has expired or terminated (the "Clearance Date"), at a conversion price equal to $5.00. The shares of Series O Preferred Stock will automatically be converted into shares of our common stock, on the earliest to occur of

       o  the fifth  anniversary  of the first  issuance  of Series O  Preferred
          Stock,

       o the first date as of which the last reported sales price of our common stock on Nasdaq is $6.00 or more for any 15 consecutive trading days during any period in which Series O Preferred Stock is outstanding,

       o the date that 80% or more of the Series O Preferred Stock we have issued has been converted into our common stock, or

       o our completion of a public offering of equity securities at a price per share of at least $5.00 and with gross proceeds to us of at least $25 million.

Notwithstanding the foregoing, the Series O Preferred Stock will not be converted into eGlobe common stock prior to eGlobe's receipt of stockholder approval for such conversion and the expiration or termination of the applicable Hart-Scott-Rodino waiting period. If the events listed in the preceding sentence occur prior to the Clearance Date, the automatic conversion will occur on the Clearance Date.

       The Certificate of Designations of Series O Preferred Stock provides for adjustments to the number of shares issuable upon conversion in the event of certain dividends and distributions to holders of common stock, certain reclassifications of the common stock, stock splits, combinations and mergers and similar transactions and certain changes of control.

       SERIES P PREFERRED STOCK. We issued 15,000 shares of Series P Preferred Stock in a private placement in January 2000.

       Voting Rights. The holders of the Series P Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series P Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series P Preferred Stock to a liquidation preference over the common stock and any preferred stock ranking junior to the Series P Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series P Preferred Stock are paid in full, equal to the sum of $1,000 plus an annual interest rate of 5% on the $1,000 for the period the Series P Preferred Stock is outstanding plus any default payments specified in the certificate of designations divided by the number of shares of Series P Preferred Stock then outstanding.

       Dividends. The Series P Preferred Stock does not bear any dividends. No dividends may be granted on common stock or any preferred stock ranking junior to the Series P Preferred Stock while the Series P Preferred Stock remains outstanding.

       Conversion. The Series P Preferred Stock is convertible, at the holder's option, into shares of common stock. The shares of Series P Preferred Stock will automatically be converted into shares of common stock on January 26, 2003, subject to delay for specified events. The conversion price for the Series P Preferred Stock is equal to the lesser of the lowest five consecutive day average closing price of our common stock on Nasdaq during the 22-day period prior to conversion, and $12.04. We are registering in the registration statement of which this prospectus is a part 5,625,000 shares of common stock, which represents a good faith estimate of the maximum number of shares of common stock which are issuable upon conversion of the Series P Preferred Stock if we obtain stockholder approval based on the current market price of our common stock on July 20, 2000 ($2.75). If we issued such maximum number of shares upon conversion of the Series P Preferred Stock on July 20, 2000 it would have represented 4.6% of our outstanding common stock on that date.


       The following table shows the number of shares of common stock issuable upon conversion of the Series P Preferred Stock and the percentage of our common stock it would have represented on July 20, 2000 for the following conversion prices:



           CONVERSION                 SHARES                % OF
             PRICE                   ISSUABLE             SHARES O/S
             $1.00                  15,353,000               15.8%
             $1.50                  10,236,000               10.5%
             $2.75                   5,625,000                5.7%
             $5.00                   3,062,000                3.1%
             $8.00                   1,914,000                1.9%
            $12.04                   1,275,000                1.3%



       We can force a conversion of the Series P Preferred Stock on any trading day following a period in which the closing bid price of our common stock has been greater than $24.08 for a period of at least 35 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45 million.

       The Series P Preferred Stock is convertible into a maximum of 5,151,871 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of our common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series P Preferred Stock (together with the Series Q Preferred Stock and related warrants) be convertible into more than 7,157,063 shares of our common stock, unless we obtain stockholder approval of the issuance of more shares. In addition, no holder may convert the Series P Preferred Stock or exercise the warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of our common stock then outstanding.

       Redemption. We may be required to redeem the Series P Preferred Stock in the following circumstances:

       o if we fail to timely file all reports required to be filed with the SEC in order to become eligible and maintain our eligibility for the use of SEC Form S-3;

       o if we fail to register the shares of common stock issuable upon conversion of the Series P Preferred Stock and associated warrants with the SEC by July 15, 2000;

       o  if we fail to  timely  honor  conversions  of the  Series P  Preferred
          Stock;

       o if we fail to use our best efforts to maintain at least 6,000,000 shares of common stock reserved for the issuance upon conversion of the Series P Preferred Stock and associated warrants;

       o if we fail to issue irrevocable instructions to our transfer agent to issue common stock certificates for conversion shares and warrant shares;

       o  if we or any of our subsidiaries make an assignment for the benefit of
          creditors    or    become    involved   in   bankruptcy,   insolvency,
          reorganization or liquidation proceedings;

       o if we merge out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock;

       o if our common stock is no longer listed on the Nasdaq National Market, which is where our common stock is listed at present or, if we cease to be listed on the Nasdaq National Market, our common stock is not alternatively listed on the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

       o if the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 5,151,871 shares of common stock, as such number may be adjusted, and we have not waived such limit; or

       o if, assuming we have waived the 5,151,871 limit above, the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance (taken together with the shares issued upon conversion of the Series Q Preferred Stock and exercise of related warrants) of more than 7,157,063 shares of our common stock and we have not obtained stockholder approval of a higher limit.

       The holder of the Series P Preferred Stock has advised us that it has no present intention to exercise its right to demand redemption by virtue of the second circumstance described above so long as the registration statement of which this prosepctus is a part is declared effective by August 31, 2000.


       If the Series P Preferred Stock is redeemed under any of the first eight circumstances described above, the redemption value will be equal to the greater of

       o  120% multiplied by the sum of (1) the stated value ($1,000 per share),
          (2) 5% per annum and (3) any penalties in arrears or

       o the sum of (1) the stated value plus (2) 5% per annum, divided by the then effective conversion rate multiplied by the highest closing price for our common stock during the period from the date of the first occurrence of the mandatory redemption event until one day prior to the mandatory redemption date.

       If the Series P Preferred Stock is redeemed under either of the latter two circumstances described above, the redemption value will be equal to $1,000 per share plus 5% per annum.

       SERIES Q PREFERRED STOCK. We issued 4,000 shares of Series Q Preferred Stock in a private placement in March 2000. Under the terms of the Series Q securities purchase agreement, we are obligated to issue 6,000 additional shares of Series Q Preferred Stock under the same terms upon registration of the shares of common stock underlying 15,000 Series P Preferred Stock and associated warrants to purchase 375,000 shares of common stock and 10,000 Series Q Preferred Stock and associated warrants to purchase 250,000 shares of common stock.

       Voting Rights. The holders of the Series Q Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series Q Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series Q Preferred Stock to a liquidation preference over the common stock and any preferred stock ranking junior to the Series Q Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series Q Preferred Stock are paid in full, equal to the sum of $1,000 plus an annual interest rate of 5% on the $1,000 for the period the Series Q Preferred Stock is outstanding plus any default payments specified in the certificate of designations divided by the number of shares of Series Q Preferred Stock then outstanding.

       Dividends. The Series Q Preferred Stock does not bear any dividends. No dividends may be granted on common stock or any preferred stock ranking junior to the Series Q Preferred Stock while the Series Q Preferred Stock remains outstanding.

       Conversion. The Series Q Preferred Stock is convertible, at the holder's option, into shares of common stock. The shares of Series Q Preferred Stock will automatically be converted into shares of common stock on March 15, 2003, subject to delay for specified events. The conversion price for the Series Q Preferred Stock is equal to the lesser of the lowest five consecutive day average closing price of our common stock on Nasdaq during the 22-day period prior to conversion, and $12.04. We are registering in the registration statement of which this prospectus is a part 3,750,000 shares of common stock, which represents a good faith estimate of the maximum number of shares of common stock which are issuable upon conversion of the Series Q Preferred Stock (including the 6,000 shares of Series Q Preferred Stock to be issued in the second closing) if we obtain stockholder approval based on the current market price of our common stock on July 20, 2000 ($2.75). If we issued such maximum number of shares upon conversion of the Series Q Preferred Stock on July 20, 2000 it would have represented 1.0% of our outstanding common stock on that date.

       The following table shows the number of shares of common stock issuable upon conversion of the shares of the Series Q Preferred Stock and the percentage of our outstanding stock it would have represented on July 20, 2000 for the following conversion prices:



           CONVERSION                 SHARES                % OF
             PRICE                   ISSUABLE             SHARES O/S
             $1.00                  10,170,000               10.4%
             $1.50                   6,780,000                6.9%
             $2.75                   3,750,000                3.8%
             $5.00                   2,029,000                2.0%
             $8.00                   1,268,000                1.3%
            $12.04                     850,000                0.8%



       We can force a conversion of the Series Q Preferred Stock on any trading day following a period in which the closing bid price of our common stock has been greater than $24.08 for a period of at least 35 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45 million.

       The Series Q Preferred Stock is convertible into a maximum of 3,434,581 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of our common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series Q Preferred Stock (together with the Series P Preferred Stock and related warrants) be convertible into more than 7,157,063 shares of our common stock unless we obtain stockholder approval of the issuance of more shares. In addition. no holder may convert the Series Q Preferred Stock or exercise the Series Q Warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of our common stock then outstanding.

       Redemption. We may be required to redeem the Series Q Preferred Stock in the following circumstances:

       o if we fail to timely file all reports required to be filed with the SEC in order to become eligible and maintain our eligibility for the use of SEC Form S-3;

       o if we fail to register the shares of common stock issuable upon conversion of the Series Q Preferred Stock and associated warrants with the SEC by July 15, 2000;

       o if we fail to timely honor conversions of the Series Q Preferred Stock;

       o if we fail to use our best efforts to maintain at least 4,000,000 shares of common stock reserved for the issuance upon conversion of the Series Q Preferred Stock and associated warrants;

       o if we fail to issue irrevocable instructions to our transfer agent to issue common stock certificate for conversion shares and warrant shares;

       o if  we or any of our subsidiaries make an assignment for the benefit of
         creditors    or    become    involved    in   bankruptcy,   insolvency,
         reorganization or liquidation proceedings;

       o if we merge out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock;

       o if our common stock is no longer listed on the Nasdaq National Market, which is where our common stock is listed at present or, if we cease to be listed on the Nasdaq National Market, our common stock is not alternatively listed on the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;


       o if the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 3,434,581 shares of common stock, as such number may be adjusted, and we have not waived such limit; or

       o if, assuming we have waived the 3,434,581 limit above, the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance (taken together with the shares issued upon conversion of the Series P Preferred Stock and related warrants) of more than 7,157,063 shares of our common stock and we have not obtained stockholder approval of a higher limit. The conversion of the Series P Preferred Stock and the Series Q Preferred Stock and the exercise of the warrants associated with both the Series P Preferred Stock and Series Q Preferred Stock may not result in the issuance of 20% or more of our common stock pursuant to Nasdaq rules unless we obtain stockholder approval, which is being sought at our 2000 annual meeting. The number of shares of common stock that are issuable upon conversion and exercise of such securities are capped in order to comply with the Nasdaq rule. We may issue 20% or more of our common stock upon conversion of the Series P Preferred Stock and Series Q Preferred Stock and exercise of the related warrants if stockholders owning a majority of the outstanding stock on July 17, 2000 (the record date) approve that proposal as required by Nasdaq.



       The holder of the Series Q Preferred Stock has advised us that it has no present intention to exercise its right to demand redemption by virtue of the second circumstance described above so long as the registration statement of which this prosepctus is a part is declared effective by August 31, 2000.


       If the Series Q Preferred Stock is redeemed under any of the first eight circumstances described above, the redemption value will be equal to the greater of



       o 120%  multiplied by the sum of (1) the stated value ($1,000 per share),
         (2) 5% per annum and (3) any penalties in arrears or

       o the sum of (1) the stated value plus (2) 5% per annum, divided by the then effective conversion rate multiplied by the highest closing price for our common stock during the period from the date of the first occurrence of the mandatory redemption event until one day prior to the mandatory redemption date.

       If the Series Q Preferred Stock is redeemed under either of the latter two circumstances described above, the redemption value will be equal to $1,000 per share multiplied by 5% per annum.

WARRANTS

       NEW IDX WARRANTS. As part of the consideration paid to the former stockholders of IDX in the December 1998 merger, we issued warrants to purchase up to 2,500,000 shares of our common stock, subject to adjustment. In July 1999 we reacquired the original IDX warrants in exchange for new warrants to acquire up to 1,250,000 shares of our common stock. In December 1999 we agreed to reduce the common stock issuable upon exercise of the warrants to 1,087,500, subject to adjustment as described below, in return for extension of the earn-out period. The new IDX warrants are exercisable only to the extent that IDX (which is managed by former IDX executives for the earn-out period) achieves certain revenue, EBITDA and traffic minutes goals over the three months ending September 30, 2000 or December 31, 2000.

       In March 1999 we issued additional warrants to purchase 43,173 shares of our common stock to the former IDX stockholders in payment of the first convertible subordinated promissory note in the original principal amount of $1,000,000 issued in connection with our acquisition of IDX. Such warrants are exercisable immediately and expire on March 23, 2002.

       SERIES D WARRANTS. In connection with the closing of the Series D Preferred Stock in January 1999, we issued warrants to purchase 112,500 shares of our common stock, with an exercise price of $.01 per share to Vintage (collectively, the "Series D Warrants"). The Series D Warrants are exercisable for three years beginning March 13, 1999. The Series D Warrants provide for adjustments to the exercise price and number of shares to be issued in the event of certain dividends and distributions to holders of our common stock, stock splits, combinations and mergers.

       In addition, we agreed to issue additional warrants to purchase the number of shares of our common stock equal to $250,000 (based on the market price of our common stock on the last trading day prior to July 1, 2000) or pay $250,000 in cash, if we do not achieve, in the fiscal quarter commencing July 1, 2000, an aggregate amount of gross revenues equal to or in excess of 200% of the aggregate amount of gross revenues achieved by us in the fiscal quarter ended December 31, 1998.

       SERIES E WARRANTS. In connection with the issuance of the Series E Preferred Stock in February 1999, we issued warrants to purchase 723,000 shares of our common stock with an exercise price of $2.125 per share and 277,000 shares of our common stock with an exercise price of $.01 per share (the
"Series E Warrants"). The Series E Warrants are exercisable for three years beginning April 17, 1999. The Series E Warrants provide for adjustments to the exercise price and number of shares to be issued in the event of certain dividends and distributions to holders of our common stock, stock splits, combinations and mergers.

       OASIS WARRANTS. In connection with our acquisition of control of ORS, we contributed warrants to purchase additional shares of our common stock to the eGlobe/Oasis Reservations LLC as follows:

       o (i) shares equal to the difference between $3 million and the value of our 1.5 million share contribution on the date that the shares of common stock (including the shares underlying the warrants)
          contributed to eGlobe/Oasis Reservations LLC are registered with the SEC (if the value of the 1.5 million shares on that date is less than $3 million); and (ii) shares equal to $100,000 of our common stock for each 30-day period beyond 90 days following the date of contribution that the shares of common stock (including the shares underlying the warrants) contributed to eGlobe/Oasis Reservations LLC remain unregistered;

       o additional shares based upon ORS achieving revenue and EBITDA targets, and the market price of our common stock at the date of registration of the shares contributed. Under certain circumstances, these shares may be equal to the greater of 50% of the incremental revenue for the Second Measurement Period (as defined in the agreements) over $9,000,000 or four times the incremental Adjusted EBITDA (as defined in the agreements) for the Second Measurement Period over $1,000,000 provided, however, that such number of shares shall not exceed the greater of (x) 1,000,000 shares or (y) that number of shares determined by dividing $8,000,000 by the Second Measurement Date Market Value (as defined in the agreements); and provided further, that if the basis for the issuance of such shares is incremental revenue over $9,000,000 then EBITDA for the Second Measurement Period must be at least $1,000,000 for revenue between $9,000,000 and $12,000,000 or at least $1,500,000 million for revenue above $12,000,000. Additionally eGlobe/Oasis Reservations LLC may receive 500,000 shares of our common stock if the revenue for the Second Measurement Period is equal to or greater than $37,000,000 and the Adjusted EBITDA for the Second Measurement Period is equal to or greater than $5,000,000. The measurement periods for determining the number of shares issuable under this warrant have not yet expired. Depending upon the number, if any, of shares issuable under this warrant, the purchase amount and goodwill may increase.

       On May 12, 2000, Oasis exercised its option under the eGlobe/Oasis Reservations LLC operating agreement to exchange its interest in eGlobe/Oasis Reservations LLC and receive the shares of common stock and warrants contributed to eGlobe/Oasis Reservations LLC by us.

       SERIES N WARRANTS. In connection with the private placement of the Series N Preferred Stock, we issued

       o warrants to purchase 46,588 shares of our common stock with an exercise price of $3.00 per share and 175,220 shares of our common stock with an exercise price of $5.00 per share in October 1999,

       o warrants to purchase 82,827 shares of our common stock with an exercise price of $5.00 per share in November 1999,

       o warrants to purchase 46,618 shares of our common stock with an exercise price of $7.50 per share in January 2000 and

       o warrants to purchase 200,000 shares of our common stock with an exercise price of $7.50 per share in February 2000 (collectively, the "Series N Warrants").

The Series N Warrants will be exercisable for three years beginning the date of issuance of the warrants.

       SERIES P WARRANTS. In connection with the private placement of the Series P Preferred Stock in January 2000, we issued warrants to purchase 375,000 shares of our common stock with a per share exercise price equal to $12.04, subject to adjustment for issuances of shares of our common stock below market price. The warrants are exercisable for 5 years beginning January 27, 2000. We are registering such shares on the registration statement of which this prospectus is a part.

       SERIES Q WARRANTS. In connection with the private placement of the Series Q Preferred Stock in March 2000, we issued warrants to purchase 100,000 shares of our common stock with a per share exercise price equal to $12.04, subject to adjustment for issuances of shares of our common stock below market price. The warrants are exercisable for 5 years beginning March 17, 2000. Under the terms of the Series Q securities purchase agreement, we are obligated to issue additional warrants to purchase an additional 150,000 shares of our common stock according to the same terms upon effectiveness of the registration statement of which this prospectus is a part.We are registering such shares on the registration statement of which this prospectus is a part.


       BROOKSHIRE WARRANTS. In connection with services provided in connection with our acquisition of Connectsoft in June 1999, we granted Brookshire Securities warrants to purchase 2,500 shares of our common stock at an exercise price of $2.00 per share. Such warrants are exercisable immediately and expire on September 1, 2003.

       UCI WARRANTS. In connection with our acquisition of UCI in December 1998 we granted United Communications International, LLC warrants to purchase 50,000 shares of our common stock at an exercise price of $1.63 per share. Such warrants are exercisable immediately and expire on December 31, 2003.

       GKM WARRANTS. In exchange for services provided in connection with certain issuances of preferred stock and assistance relating to mergers and acquisitions, we granted Gerard Klauer Mattison & Co., Inc. warrants to purchase an aggregate of 816,595 shares of our common stock in January, June and December 1999. We granted Gerard Klauer Mattison:

       o warrants  to  purchase  331,125  shares  of our common stock in January
         1999,   which   have  an  exercise  price  of  $1.51  per   share,  are
         exercisable immediately and expire on January 12, 2004;

       o warrants to purchase 85,470 shares of our common stock in June 1999, which have an exercise price of $1.37 per share, are exercisable immediately and expire on January 12, 2004; and

       o warrants  to  purchase 400,000 shares of common stock in December 1999,
         which  have  an  exercise  price  of   $1.50 per share, are exercisable
         immediately and expire on December 1, 2004.

       VANE WARRANTS. In exchange for marketing services, we granted Penny Vane warrants to purchase 8,250 shares of our common stock at an exercise price of $.01 per share in February 2000. Such warrants are exercisable immediately and expire on April 19, 2003.

       SONI WARRANTS. In connection with a loan, we granted warrants to purchase an aggregate of 60,000 shares of our common stock to Dr. Joginder Soni. We granted Dr. Soni:

       o warrants to purchase 25,000 shares of our common stock on September 1, 1998 at an exercise price of $2.82 per share, which are exercisable immediately and expire on September 1, 2003;

       o warrants to purchase 25,000 shares of our common stock on July 14, 1999 at an exercise price of $2.82 per share, which are exercisable immediately and expire on September 1, 2003; and

       o warrants to purchase 10,000 shares of our common stock on December 16, 1999 at an exercise price of $2.8125 per share, which are exercisable immediately and expire on December 31, 2002.

       EXECUTIVE LENDING WARRANTS. In connection with a loan, we granted Executive Lending LLC warrants to purchase 10,000 shares of our common stock at an exercise price of $2.18 on April 20, 1999. Such warrants became exercisable five days after their issuance and expire on April 15, 2001.

     WOLFE AXELROD WEINBERGER WARRANTS. In connection with investor relation services provided beginning in May 2000, we granted Wolfe Axelrod Weinberger Associates warrants to purchase 100,000 shares of our common stock at an exercise price of $3.50 per share on May 20, 2000. The warrants are exercisable immediately and expire on May 20, 2005.

       GORDON WARRANTS. In connection with certain loans, we granted Seymour Gordon and certain of his affiliates warrants to purchase 442,000 shares of our common stock. We granted Seymour Gordon:

       o warrants  to  purchase 55,000 shares of our common stock at an exercise
         price  of  $1.5125  per   share which became exercisable on January 31,
         1999 and expire on January 31, 2002;

       o warrants to purchase 40,000 shares of our common stock at an exercise price of $1.60 per share on March 31, 1999, which are exercisable immediately and expire on March 31, 2004;

       o warrants to purchase 40,000 shares of our common stock at an exercise price of $1.00 per share on March 31, 1999, which are exercisable immediately and expire on March 31, 2004; and

       o warrants to purchase 60,000 shares of our common stock at an exercise price of $1.00 per share on August 25, 1999, which are exercisable immediately and expire on August 25, 2004,

and we granted Seymour Gordon's three children, Nancy Lewis, Peter Gordon and Robert Gordon:

       o warrants to purchase 22,334, 22,333, and 22,333 shares of our common stock, respectively, at an exercise price of $1.5125 per share which became exercisable on January 31, 1999 and expire on January 31, 2002; and

       o warrants to purchase 60,000, 60,000, and 60,000 shares of our common stock, respectively, at an exercise price of $1.00 per share on May 23, 2000, which are exercisable immediately and expire on May 23, 2005.

       OTHER WARRANTS. In connection with certain bridge loans and various other transactions, as of July 17, 2000 we have issued warrants to purchase 4,605,423 shares of our common stock with exercise prices ranging from $.01 to $7.50 per share. These warrants are exercisable for periods ending between July 6, 2000 and February 18, 2007.

OPTIONS

       STRATEGIC GROWTH OPTIONS. In connection with consulting services provided between November 1996 and May 1998, we granted Strategic Growth options to purchase 318,000 shares of our common stock, of which options to purchase 238,800 shares of our common stock were issued on November 22, 1996 at an exercise price of $6.875 and options to purchase 79,200 shares of our common stock were issued on May 23, 1997 at an exercise price of $6.983. options to purchase 26,600 shares of our common stock became exercisable each month for six months beginning november 22, 1996 and options to purchase 13,200 shares of our common stock became exercisable each month for twelve months beginning on May 22, 1997.

       OTHER OPTIONS. As of July 17, 2000 we have currently outstanding options granted to employees and directors to purchase 6,251,545 shares of common stock, of which 1,959,840 are exercisable as of July 17, 2000.

CERTAIN CHARTER AND STATUTORY PROVISIONS

       The Restated Charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

       We are subject to the provisions of Section 203 of the Delaware Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

       o prior  to such date, the board approved either the business combination
         or  the  transaction  that  resulted  in   the  stockholder becoming an
         interested stockholder,

       o upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or

       o on or after the date the stockholder became an interested stockholder, the business combination is approved by the Board of Directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder.

A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock.

       In addition, our Restated Certificate prohibits the acquisition by any person of more than 30% of the outstanding common stock or 40% of the

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

common stock outstanding on a fully diluted basis (as defined) except through a "qualifying offer." If these limits are exceeded, in addition to our right to pursue an injunction, the excess shares would not have voting rights and would be subject to redemption on specified terms.

       The term "qualifying offer" would mean any fully financed, all-cash tender offer to purchase all of the outstanding shares of common stock, that is subject to no condition other than the tender to the offeror of at least 85% of the fully diluted shares of common stock and certain technical conditions.

       The term "fully diluted basis" would refer to the total number of shares of common stock outstanding assuming

       o the conversion of all then outstanding convertible securities (including preferred stock) where no price must be paid for conversion or the price, if any, is less than the then market price of our common stock,

       o the exercise of any options, warrants or similar rights to acquire common stock or other securities of eGlobe where the exercise price is less than the then market price of our common stock, and

       o the issuance of all securities (and the conversion of any convertible securities or exercise of options or warrants in accordance with the previous two bulleted items) which are subject to achievement of performance criteria under a contract, the terms of preferred stock or warrants, or other valid and binding arrangement.

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

                             PLAN OF DISTRIBUTION

       The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees, pledgees, transferees or other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

       The selling stockholders may offer their shares at various times in one or more of the following transactions, which may include block transactions:

       o in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

       o in transactions involving cross or block trades or otherwise on the Nasdaq National Market or such other market on which the common stock may from time to time be trading (including transactions in which brokers or dealers may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

       o in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

       o in transactions "at the market" to or through market makers in our common stock or into an existing market for the common stock;

       o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

       o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

       o in privately negotiated transactions;

       o in short sales or transactions to cover short sales; or

       o in a combination of any of the foregoing transactions.

       The sale price to the public may be:

       o the market price prevailing at the time of sale;

       o a price related to such prevailing market price;

       o at negotiated prices; or

       o such other price as the selling stockholders determine from time to time.

The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

       From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus.

       A selling stockholder may sell short our common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

       A selling stockholder or its pledgee, donee, transferee or other successor in interest may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder or its pledgee, donee, transferee or other successor in interest also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

       A selling stockholder or its pledgee, donee, transferee or other successor in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers or use brokers, dealers, underwriters or agents to sell their shares. The broker-dealers acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

       The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

       We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.

       Under our registration rights agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel to the selling stockholders. We estimate these expenses will total approximately $215,000.

       We have agreed to indemnify the selling stockholders and any underwriters, brokers, dealers or agents and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act.

       It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

       This offering by any selling stockholder will terminate on the date specified in the selling stockholder's registration rights agreement with eGlobe or, if earlier, on the date on which the selling stockholder has sold all of his shares.

                                 LEGAL MATTERS



       Hogan & Hartson L.L.P., of Washington, D.C., will issue an opinion about certain legal matters with respect to the common stock for eGlobe.

                                    EXPERTS

       The consolidated financial statements and schedule of eGlobe, Inc. and subsidiaries, the supplemental consolidated financial statements and schedule of eGlobe, Inc. and subsidiaries, the combined consolidated financial statements of Telekey, Inc. and subsidiary and Travelers Teleservices, Inc., the combined financial statements of Connectsoft Corporation, the combined financial statements of Highpoint International Telecom, Inc. and affiliates and the financial statements of Coast International, Inc. incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

       The consolidated financial statements of Trans Global Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999, incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

       The financial statements of Oasis Reservations Services, Inc., incorporated by reference in this Prospectus, have been so referred to in reliance upon the report of Berkowitz, Dick, Pollack & Brant LLP independent auditors, given upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act"). You may read and copy any of the information we file with the SEC at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of filed documents by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. Our common stock is quoted on the Nasdaq National Market under the symbol "EGLO," and reports, proxy statements and other information concerning eGlobe can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

       This prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933 (the "Securities Act"). As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and its exhibits. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you may read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus (including statements incorporated by reference as discussed below) regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

       The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC under Section 13(a) or 15(d) of the Exchange Act, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of securities covered by this prospectus is completed. These documents contain important information about us and our financial condition. Information in this prospectus may update or supersede information contained in prior SEC filings, but information included in future SEC filings will update or supersede information in this prospectus.

       o Our  Current  Report  on  Form  8-K, filed with the SEC on February 15,
         2000  to  report   the   closing  of  a  $15  million  equity   private
         placement.

       o Our Current Report on Form 8-K/A, filed with the SEC on February 15, 2000 to file financial statements of Coast International, Inc.

       o Our Current Report on Form 8-K, filed with the SEC on March 23, 2000 to report the closing of a $4 million equity private placement.

       o Our Annual Report on Form 10-K for our fiscal year ended December 31, 1999, filed with the SEC on April 7, 2000. We obtained an extension for the filing of our Annual Report, using Form 12b-25, which we filed with the SEC on March 30, 2000.

       o Our  Current Report on Form 8-K, filed with the SEC on April 7, 2000 to
         report    the    closing   of   the   acquisition   of   Trans   Global
         Communications, Inc.

       o Our Current Report on Form 8-K/A, filed with the SEC on May 22, 2000 to file financial statements of Trans Global Communications, Inc.

       o Our Current Report on Form 8-K, filed with the SEC on May 22, 2000 to file restated combined financial statements which reflect the merger with Trans Global Communications, Inc. using pooling of interests accounting.

       o Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2000, filed with the SEC on May 22, 2000. We obtained an extension for the filing of our Quarterly Report, using Form 12b-25, which we filed with the SEC on May 15, 2000.

       We will provide a copy of the information we incorporate by reference, at no cost, to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered. To request a copy of any or all of this information, you should contact us at the following address and telephone number:

                              Investor Relations
                                 eGlobe, Inc.
                             1250 24th Street, NW
                                   Suite 725
                             Washington, DC 20037
                          (telephone: (202) 822-8981)

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated.

         Blue Sky Fees and Expenses ..............    $      0
         Accounting Fees and Expenses ............    $100,000
         Legal Fees and Expenses .................    $ 75,000
         Printing and Engraving Expenses .........    $ 40,000
                                                      --------
  Total ..........................................    $215,000



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware corporation law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware corporation law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Our Restated Charter contains provisions that provide that no director of eGlobe shall be liable for breach of fiduciary duty as a director except for

     o any   breach  of  the  director's  duty  of  loyalty  to  eGlobe  or  our stockholders;

     o acts   or  omissions  not in  good faith  or  which  involve  intentional misconduct or a knowing violation of the law;

     o liability under Section 174 of the Delaware Corporation Law; or

     o any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation and our Bylaws contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware Corporation Law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT                                          DESCRIPTION
---------   --------------------------------------------------------------------------------------
 2.1        Agreement and Plan of Merger, dated February 3, 1999, by and among Executive
            TeleCard, Ltd., Telekey, Inc., eGlobe Merger Sub No. 2, Inc. and the stockholders of
            Telekey, Inc. (Incorporated by reference to Exhibit 2.1 in Current Report on Form 8-K of Executive TeleCard, Ltd., dated March 1, 1999).


 2.2        Asset Purchase Agreement, dated July 10, 1998, by and among Executive TeleCard,
            Ltd., American United Global, Inc., Connectsoft Communications Corporation,
            Connectsoft Holding Corp., and C-Soft Acquisition Corp. (Incorporated by reference to
            Exhibit 2.1 in Current Report on Form 8-K filed on July 2, 1999).

 2.3        Amendment No. 1 to Asset Purchase Agreement, dated July 30, 1998, by and among
            Executive TeleCard, Ltd., American United Global, Inc., Connectsoft Communications
            Corporation, Connectsoft Holding Corp., and C-Soft Acquisition Corp. (Incorporated by
            reference to Exhibit 2.2 in Current Report on Form 8-K filed on July 2, 1999).

 2.4        Amendment No. 2 to Asset Purchase Agreement, dated August _, 1998, by and among
            Executive TeleCard, Ltd., American United Global, Inc., Connectsoft Communications
            Corporation, Connectsoft Holding Corp., and C-Soft Acquisition Corp. (Incorporated by
            reference to Exhibit 2.3 in Current Report on Form 8-K filed on July 2, 1999).

 2.5        Amendment No. 3 to Asset Purchase Agreement, dated June 17, 1999, by and among
            Executive TeleCard, Ltd., American United Global, Inc., Connectsoft Communications
            Corporation, Connectsoft Holding Corp., and C-Soft Acquisition Corp. (Incorporated by
            reference to Exhibit 2.4 in Current Report on Form 8-K filed on July 2, 1999).

 2.6        Assignment and Assumption Agreement, dated as of June 17, 1999, by and among Vogo
            Networks, LLC, Connectsoft Communications Corporation, and Connectsoft Holding
            Corp. (Incorporated by reference to Exhibit 2.5 in Current Report on Form 8-K filed on
            July 2, 1999).

 2.7        Exchange Agreement dated July 26, 1999, by and between the former stockholders of
            IDX International, Inc. and eGlobe, Inc. (Incorporated by reference to Exhibit 2.1 in
            Current Report on Form 8-K/A filed on August 31, 1999).

 2.8        Exchange Agreement dated as of September 3, 1999 by and between eGlobe, Inc. and
            American United Global, Inc. (Incorporated by reference to Exhibit 2.1 in Current
            Report on Form 8-K filed on September 3, 1999).

 2.9        Contribution Agreement by and among eGlobe, Inc., eGlobe/OASIS, Inc., OASIS
            Reservation Services, Inc., Outsourced Automated Services and Integrated Solutions,
            Inc. and eGlobe/Oasis Reservations LLC, dated as September 15, 1999. (Incorporated by reference to Exhibit 2.1 in Current Report on Form 8-K filed on October 5, 1999).

 2.10       Stock Purchase Agreement dated as of October 4, 1999 by and among eGlobe, Inc.,
            iGlobe, Inc. and Highpoint Telecommunications, Inc. (Incorporated by reference to
            Exhibit 2.1 in Current Report on Form 8-K filed on October 29, 1999).

 2.11       Agreement and Plan of Merger dated as of November 29, 1999 by and among eGlobe,
            Inc., eGlobe Merger Sub No. 5, Inc., Coast International, Inc. and the Stockholders of
            Coast International, Inc. (Incorporated by reference to Exhibit 2.1 in Current Report on
            Form 8-K of eGlobe, Inc., dated December 17, 1999).

 2.12       Agreement and Plan of Merger dated as of December 16, 1999 by and among eGlobe,
            Inc., eGlobe, Merger Sub No. 6, Inc., Trans Global Communications, Inc., and the
            Stockholders of Trans Global Communications, Inc. (Incorporated by reference to
            Exhibit 2.1 in Current Report on Form 8-K of eGlobe, Inc., dated December 30, 1999).

 3.1        Restated Certificate of Incorporation as amended June 16, 1999 (Incorporated by reference to Exhibit 3.1 in Quarterly Report on Form 10-Q of eGlobe, Inc., for the
            period ended June 30, 1999).

 3.2        Certificate of Amendment of Restated Certificate of Incorporation, dated July 8, 1999
            (Incorporated by reference to Exhibit 3.2 in Annual Report on Form 10-K of eGlobe,
            Inc. filed April 7, 2000).



 3.3        Certificate of Amendment of Restated Certificate of Incorporation, dated March 23,
            2000 (Incorporated by reference to Exhibit 3.3 in Annual Report on Form 10-K of
            eGlobe, Inc. filed April 7, 2000).

 3.4        Certificate of Elimination to Certificate of Designations, Rights and Preferences of
            Series A Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to
            Exhibit 3.4 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 3.5        Certificate of Elimination to Certificate of Designations, Rights and Preferences of
            Series B Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to
            Exhibit 3.5 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 3.6        Certificate of Elimination to Certificate of Designations, Rights and Preferences of 8%
            Series C Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by
            reference to Exhibit 3.6 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7,
            2000).

 3.7        Certificate of Elimination to Certificate of Designations, Rights and Preferences of 8%
            Series D Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by
            reference to Exhibit 3.7 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7,
            2000).

 3.8        Certificate of Designations, Rights and Preferences of 8% Series E Cumulative
            Convertible Redeemable Preferred Stock of eGlobe, Inc. (filed as part of the Restated
            Certificate of Incorporation at Exhibit 3.1).

 3.9        Certificate of Designations, Rights and Preferences of Series F Convertible Preferred
            Stock of eGlobe, Inc. (filed as part of the Restated Certificate of Incorporation at
            Exhibit 3.1).

 3.10       Certificate of Elimination to Certificate of Designations, Rights and Preferences of 6%
            Series G Cumulative Convertible Redeemable Preferred Stock of eGlobe, Inc.
            (Incorporated by reference to Exhibit 3.10 in Annual Report on Form 10-K of eGlobe,
            Inc. filed April 7, 2000).

 3.11       Certificate of Elimination to Certificate of Designations, Rights and Preferences of
            Series H Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to
            Exhibit 3.11 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7, 2000).

 3.12       Certificate of Designations, Rights and Preferences of Series I Convertible Optional
            Redeemable Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 4.6 in Current Report on Form 8-K/A of eGlobe, Inc., dated August 31, 1999).

 3.13       Certificate of Elimination to Certificate of Designations, Rights and Preferences of 5%
            Series J Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by
            reference to Exhibit 3.13 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7,
            2000).

 3.14       Certificate of Elimination to Certificate of Designations, Rights and Preferences of 5%
            Series K Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by
            reference to Exhibit 3.14 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7,
            2000).

 3.15       Certificate of Designations, Rights and Preferences of 20% Series M Cumulative
            Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 4.1 in
            Current Report on Form 8-K of eGlobe, Inc. filed October 29, 1999).




 3.16        Certificate of Elimination to Certificate of Designations, Rights and Preferences of 8%
             Series N Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by
             reference to Exhibit 3.16 in Annual Report on Form 10-K of eGlobe, Inc. filed April 7,
             2000).

 3.17        Certificate of Designations, Rights, Preferences and Restrictions of 10% Series O
             Cumulative Convertible Preferred Stock of eGlobe, Inc. (Incorporated by reference to
             Exhibit 2.1 in Current Report on Form 8-K of eGlobe, Inc., dated December 17, 1999).

 3.18        Certificate of Designations, Rights, Preferences and Restrictions of Series P Convertible
             Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 4.1 in Current
             Report on Form 8-K of eGlobe, Inc. filed February 15, 2000).

 3.19        Certificate of Designations, Rights, Preferences and Restrictions of Series Q Convertible
             Preferred Stock of eGlobe, Inc. (Incorporated by reference to Exhibit 4.1 in Current
             Report on Form 8-K of eGlobe, Inc. filed March 23, 2000).

 3.20        Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.4 in Annual
             Report on Form 10-K of eGlobe, Inc. for the fiscal year ended March 31, 1998).

 3.21        Amendment to Bylaws (Incorporated by reference to Exhibit 3.4 in Annual Report on
             Form 10-K of eGlobe, Inc., for the period ended December 31, 1998).

 4.1         Forms of Warrant to purchase shares of common stock of eGlobe, Inc. (Incorporated by reference to Exhibit 4.8 in Annual Report on Form 10-K of eGlobe, Inc., for the period ended December 31, 1998).

 4.2         Compensation Agreement, dated September 2, 1998, between eGlobe, Inc., C-Soft
             Acquisition Corp. and Brookshire Securities Corp., providing a warrant to purchase
             2,500 shares of common stock of eGlobe, Inc. (Incorporated by reference to Exhibit 4.13 in Annual Report on Form 10-K of eGlobe, Inc., for the period ended December 31,
             1998).

 4.3         Agreement, dated June 18, 1998, by and between eGlobe, Inc. and Seymour Gordon
             (Incorporated by reference to Exhibit 4.14 in Annual Report on Form 10-K of eGlobe,
             Inc., for the period ended December 31, 1998).

 4.4         Promissory Note in the original principal amount of $1,000,000 dated June 18, 1998, between eGlobe, Inc. and Seymour Gordon (Incorporated by reference to Exhibit 4.15 in Annual Report on Form 10-K of eGlobe, Inc., for the period ended December 31,
             1998).

 4.5         Promissory Note of C-Soft Acquisition Corp., as maker, and eGlobe, Inc., as guarantor, payable to Dr. J. Soni in the original principal amount of $250,000, dated September 1,
             1998, providing a warrant to purchase 25,000 shares of common stock of eGlobe, Inc.
             (Incorporated by reference to Exhibit 4.17 in Annual Report on Form 10-K of eGlobe,
             Inc., for the period ended December 31, 1998).

 4.6         Form of Warrant to purchase 5,000,000 shares of common stock of eGlobe, Inc. issued to EXTL Investors LLC (Incorporated by reference to Exhibit 4.1 in Current Report on
             Form 8-K of eGlobe filed July 19, 1999).

 4.7         Form of Warrants to purchase up to 1,250,000 shares of common stock of eGlobe, Inc.
             (Incorporated by reference to Exhibit 4.7 in Current Report on Form 8-K/A of eGlobe,
             Inc., dated August 31, 1999).

 4.8         Form of Warrants to purchase shares of common stock of eGlobe, Inc. dated as of
             September 15,1999 (Incorporated by reference to Exhibit 4.1 in Current Report on
             Form 8-K of eGlobe filed October 5, 1999).



  4.9        Form of Warrants to purchase shares of common stock of eGlobe, Inc. dated as of
             October 15, 1999. (Incorporated by reference to Exhibit 4.6 in Quarterly Report on
             Form 10-Q of eGlobe, Inc., for the period ended September 30, 1999).

  4.10       Form of Warrants to purchase 375,000 shares of common stock of eGlobe, Inc. dated as of January 26, 2000 (Incorporated by reference to Exhibit 4.2 in Current Report on
             Form 8-K of eGlobe, Inc. filed February 15, 2000).

  4.11       Form of Warrants to purchase 100,000 shares of common stock of eGlobe, Inc. dated as of March 15, 2000 (Incorporated by reference to Exhibit 4.2 in Current Report on Form
             8-K of eGlobe, Inc. filed March 23, 2000).

  4.12       Form of Warrants to purchase 60,000 shares of common stock of eGlobe, Inc. dated as of August 25, 1999 (Incorporated by reference to Exhibit 4.12 in Annual Report on
             Form 10-K of eGlobe, Inc. filed April 7, 2000).

  4.13       Securities Purchase Agreement, dated March 15, 2000, between eGlobe, Inc. and RGC
             International Investors, LDC (Incorporated by reference to Exhibit 10.1 in Current
             Report on Form 8-K of eGlobe, Inc. filed March 23, 2000).

  5.1**      Opinion of Hogan & Hartson

 23.1        Consent of BDO Seidman, LLP.

 23.2        Consent of Ernst & Young LLP.

 23.3        Consent of Berkowitz Dick Pollack & Brant LLP

   24        Power of Attorney (On signature page).

----------
** To be filed pursuant to amendment.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To   include   any   prospectus  required  by  section  10(a)3  of  the
          Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To  remove  from  registration by means of a post-effective amendment any
       of   the   securities   being  registered  which  remain  unsold  at  the
       termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    EGLOBE, INC.

         Dated: July 24, 2000
                                    By:  /s/ David Skriloff
                                         ----------------------------------
                                                David Skriloff
                                            Chief Financial Officer
                                         (Principal Financial Officer)

Pursuant to the requirement of the Securities Act of 1934, this amendment to the registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



   Dated: July 24, 2000     By:                *
                               --------------------------------------
                                          Christopher J. Vizas
                            Co-Chairman of the Board of Directors, and Chief
                             Executive Officer (Principal Executive Officer)

   Dated: July 24, 2000     By:   /s/ David Skriloff
                               --------------------------------------
                            David Skriloff
                            Chief Financial Officer
                            (Principal Financial Officer)

   Dated: July 24, 2000     By:                *
                               --------------------------------------
                                        Bijan Moaveni
                                   Chief Operating Officer
                                (Principal Operating Officer)

   Dated: July 24, 2000     By:                *
                               --------------------------------------
                                         Anne E. Haas
                             Vice President, Controller and Treasurer
                                 (Principal Accounting Officer)

   Dated: July 24, 2000     By:                *
                               --------------------------------------
                                           Arnold S. Gumowitz
                                  Co-Chairman of the Board of Directors

   Dated: July 24, 2000     By:                *
                               --------------------------------------
                                        David W. Warnes, Director

          Dated: July 24, 2000             By:   *
                                               --------------------------------------
                                                   Richard A. Krinsley, Director
          Dated: July 24, 2000             By:   *
                                               --------------------------------------
                                                    Donald H. Sledge, Director
          Dated: July 24, 2000             By:   *
                                               --------------------------------------
                                                     James O. Howard, Director
          Dated: July 24, 2000             By:   *
                                               --------------------------------------
                                                     Richard Chiang, Director
          Dated: July 24, 2000             By:   *
                                               --------------------------------------
                                                      John H. Wall, Director
          Dated: July 24, 2000             By:   *
                                               --------------------------------------
                                                      Gary Gumowitz, Director
          Dated: July 24, 2000             By:   *
                                               --------------------------------------
                                                       John Hughes, Director
         *By:   /s/ David Skriloff
                -------------------
                Attorney-in-fact
                David Skriloff
                Chief Financial Officer


                                                                   EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


eGlobe, Inc.
Washington, DC


     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 24, 2000, except for Notes 10 and 18, which are as of April 6, 2000 relating to the consolidated financial statements and schedule and supplemental consolidated financial statements and schedule of eGlobe, Inc. and subsidiaries, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and in the Company's Current Report on Form 8-K dated May 22, 2000, respectively.

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 26, 1999 relating to the combined consolidated financial statements of Telekey, Inc. and subsidiary and Travelers Teleservices, Inc., appearing in the Current Report on Form 8-K/A dated April 30, 1999.

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated July 21, 1999 relating to the combined financial statements of Connectsoft Communications Corporation, appearing in the Current Report on Form 8-K/A dated August 31, 1999.

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 16, 1999 relating to the combined financial statements of Highpoint International Telecom, Inc. and affiliates, appearing in the Current Report on Form 8-K/A dated December 28, 1999.

     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 3, 2000 relating to the financial statements of Coast International, Inc., appearing in the Current Report on Form 8-K/A dated February 15, 2000.

   We  also  consent  to  the reference to us under the caption "Experts" in the
                                        Prospectus.



                                        /s/ BDO Seidman, LLP


Denver, Colorado
July 24, 2000